Exhibit 4.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

among

AROTECH CORPORATION,

UEC ELECTRONICS, LLC,

UFKES HOLDINGS, LLC,

THE ADDITIONAL PERSONS LISTED AS SELLER PARTIES
ON THE SIGNATURE PAGES HEREOF

and

PHILIP J. UFKES, as SELLER PARTY REPRESENTATIVE

April 1, 2014

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS AND RULES OF CONSTRUCTION	1

1.1	Definitions	1
1.2	Certain Interpretive Matters	15

ARTICLE 2	SALE AND PURCHASE OF THE INTERESTS	16

2.1	Sale and Purchase of the Interests	16
2.2	Purchase Price; Closing Payment	16
2.3	Adjustment to Purchase Price	17
2.4	Performance Earn-Out	19
2.5	Seller Party Representative	22

ARTICLE 3	THE CLOSING	23

3.1	Closing and Closing Date	23
3.2	Documents to be delivered to the Buyer by the Seller Parties	23
3.3	Documents and Items to be Delivered to the Seller Parties by the Buyer	25

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF THE SELLERS	25

4.1	Organization and Qualifications of the Seller	25
4.3	Authority; Binding Agreement	26
4.3	Title	26
4.4	Consents and Approvals; No Violation	26
4.5	Litigation	26
4.6	Accredited Investor	26
4.7	Disclosure	27

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	27

5.1	Organization and Qualifications of the Company	27
5.2	Capitalization; Record Ownership of Interests	27
5.3	Actions and Authority; Enforceability	28
5.4	Consents and Approvals; No Violation	28
5.5	Financial Statements.	28
5.6	No Undisclosed Liabilities	29
5.7	Absence of Certain Changes	29
5.8	Brokers	30
5.9	Employee Benefit Matters	30
5.10	Litigation	31
5.11	Tax Matters	32
5.12	Intellectual Property	33
5.13	Real Property; Personal Property	34
5.14	Insurance	35
5.15	Contracts	35
5.16	Government Contracts and Regulatory Matters	36
5.17	Personnel	39
5.18	Environmental Matters	39
5.19	Bank Accounts	40
5.20	Suppliers and Customers	40
5.21	Inventory	40

5.22	Permits	41
5.23	No Subsidiaries	41
5.24	No Closing Bonus	41
5.25	Product Warranty; Product Liability	41
5.26	Disclosure	41
5.27	No Additional Representations	42

ARTICLE 6	REPRESENTATIONS AND WARRANTIES OF THE BUYER	43

6.1	Organization	43
6.2	Actions and Authority; Enforceability	43
6.3	Consents and Approvals; No Violation.	43
6.4	Brokers.	44
6.5	Solvency; Ability to Perform Agreement	44
6.6	Investment Intent	44
6.7	Actions and Proceedings	44
6.8	Disclosure	44
6.9	No Other Representations or Warranties	44
6.10	No Foreign Ownership, Control or Influence	45
6.11	Buyer Common Stock	45
6.12	SEC Documents	45
6.13	Absence of Buyer Material Adverse Effect	46
6.14	Buyer Financial Statements	46

ARTICLE 7	COVENANTS OF THE PARTIES	46

7.1	Conduct of Business of the Company	46
7.2	Access to Information	48
7.3	Commercially Reasonable Efforts	48
7.4	Notification of Certain Matters	48
7.5	Public Announcements	49
7.6	Employees	49
7.7	Post-Closing Representation	50
7.8	No Solicitation by the Company	50
7.9	Tax Matters	51
7.10	Non-Competition; Non-Solicitation; Confidentiality	53
7.11	Release	55
7.12	Delivery of Financials	55
7.13	8(a) Contracts	55
7.14	FINSA	56
7.15	Leases	56

ARTICLE 8	CONDITIONS TO CLOSING	57

8.1	Conditions to Obligations of the Seller Parties	57
8.2	Conditions to Obligations of the Buyer	57

ARTICLE 9	TERMINATION, AMENDMENT AND WAIVER	58

9.1	Termination	58
9.2	Effect of Termination	59
9.3	Expenses	59
9.4	Amendment	60
9.5	Waiver	60

ARTICLE 10	INDEMNIFICATION	60

10.1	By the Seller Parties	60
10.2	By Each Seller Party	61
10.3	By the Buyer	62
10.4	Indemnification Procedures	62
10.5	Exclusive Remedy	64
10.6	Subrogation and Contribution	64
10.7	Tax Treatment of Indemnification Payments	64
10.8	Limitations	65
10.9	Set-Off	65
10.10	Escrow Agreement	65

ARTICLE 11	GENERAL PROVISIONS	65

11.1	Filing and Effectiveness of Seller Registration Statement	67
11.2	Registration Procedures	67
11.3	Requirements of Seller	69
11.4	Performance Earn-Out	69

ARTICLE 12	GENERAL PROVISIONS	69

12.1	Notices	69
12.2	Severability	71
12.3	Entire Agreement; Assignment; Failure of Certain Conditions	71
12.4	Parties in Interest; Successors and Assigns	72
12.5	Legal Counsel	72
12.6	Governing Law; Submission to Jurisdiction	72
12.7	Headings	72
12.8	Counterparts	72
12.9	WAIVER OF TRIAL BY JURY	72
12.10	Specific Performance	73
12.11	Time	73

LIST OF EXHIBITS

EXHIBITS

Exhibit 2.2(b)	Escrow Agreement
Exhibit 3.2(k)	Lock-Up Agreement

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into as of April 1, 2014, by and among Arotech Corporation, a Delaware corporation (the “Buyer”), UEC Electronics, LLC, a South Carolina limited liability company (the “Company”), Ufkes Holdings, LLC, a South Carolina limited liability company (the “Seller”), those Persons, in addition to the Seller, who are listed as Seller Parties on the signature pages hereof (the “Owners” and, together with the Seller, the “Seller Parties”) and Philip J. Ufkes, as Seller Party Representative.

RECITALS

WHEREAS, the Owners own all of the issued and outstanding membership interests of the Seller, and the Seller owns all of the issued and outstanding membership interests of the Company (such Company membership interests, the “Interests”); and

WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, the Interests, all upon the terms and conditions hereinafter set forth; and

WHEREAS, the parties hereto acknowledge and agree that the Buyer’s purchase of the Interests from the Seller will, for federal income tax purposes, be treated as a purchase of the assets of the Company; and

WHEREAS, the Owners, as the owners, beneficially and of record, of all of the outstanding membership interests of the Seller, will derive a substantial benefit from the consummation of the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises, the mutual covenants, agreements, representations, and warranties herein contained, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS AND RULES OF CONSTRUCTION

1.1           Definitions.

As used in this Agreement, the following terms have the meanings set forth below:

“8(a) Contract” has the meaning set forth in Section 7.13(a).

“8(a) Contract Waivers” has the meaning set forth in Section 7.13(b).

“8(a) Contract Waiver Requests” has the meaning set forth in Section 7.13(b).

“2014 EBITDA Target” has the meaning set forth in Section 2.4(b).

“2015 EBITDA Target” has the meaning set forth in Section 2.4(c)(i).

“Actual EBITDA” has the meaning set forth in Section 2.4(b).

“Affiliate” of a Person shall mean a Person that directly or indirectly controls, is controlled by or is under common control with that Person.  For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means, the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by control of credit arrangement, as trustee or executor, or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Allocation” has the meaning set forth in Section 7.9(f).

“Articles of Organization” has the meaning set forth in Section 5.4(a).

“ARTX Per Share Value” means the VWAP of the ARTX Shares (as reported by Bloomberg using the VAP function) during the ten (10) Business Days immediately preceding the determination of the applicable Actual EBITDA pursuant to Section 2.4(d).

 “ARTX Share Purchase Price” has the meaning set forth in Section 2.2.

“ARTX Shares” means shares of the common stock of the Buyer, par value $0.01 per share.

“Benefit Plans” has the meaning set forth in Section 5.9(a).

“Business Day” shall mean any day other than a Saturday, Sunday or any other day in which banks in the State of Delaware are authorized to be closed for business.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Party” shall mean, prior to Closing, the Buyer (and its directors and officers), and from and after Closing shall mean each of the Buyer and the Company (and their respective directors, managers and officers).

“Buyer SEC Reports” has the meaning set forth in Section 6.11.

“Capital Lease Obligations” shall mean the obligations of the Company that are required to be classified and accounted for on the balance sheet of the Company as capital lease obligations under GAAP, and the amount of such obligations at any date shall be the capitalized amount of such obligations at such date determined in accordance with GAAP together with all obligations to make termination payments under such capitalized lease obligations.

“Cash” means the amount of cash of the Company as reflected in bank statements, and certificates of deposit less escrowed amounts or other restricted cash balances and less the amounts of any unpaid checks, drafts and wire transfers issued on or prior to the date of determination, calculated in accordance with GAAP applied on a basis consistent with the preparation of financial statements.

“Cash Purchase Price” has the meaning set forth in Section 2.2.

“CFIUS” has the meaning set forth in Section 6.9.

“CFIUS Regulations” has the meaning set forth in Section 6.9.

 “Claim” shall mean any claim, action, litigation, proceeding, suit, hearing, charge, complaint, arbitration, mediation, demand or similar matter of any nature whatsoever, brought by any third Person or Governmental Authority.

“Closing” has the meaning set forth in Section 3.1.

“Closing Adjustment” has the meaning set forth in Section 2.3(a).

“Closing Adjustment Statement” has the meaning set forth in Section 2.3(b).

“Closing Balance Sheet” has the meaning set forth in Section 2.3(a).

“Closing Bonus Payments” shall mean the bonus payments to be made to employees and consultants of the Company in connection with the Closing as set forth on Schedule 1.1, together with an aggregate amount equal to the employer portion of all payroll-related Taxes owing in connection with such bonus payments.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Payment” has the meaning set forth in Section 2.2(a).

“Code” shall mean the Internal Revenue Code of 1986 and rules and regulations promulgated pursuant thereto, each as amended and in effect from time to time.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Securities” has the meaning set forth in Section 5.2.

“Confidential Information” has the meaning set forth in Section 7.10(c).

 “Confidentiality Agreement” shall mean the Confidentiality Agreement, dated as of June 25, 2013, between the Buyer and KippsDeSanto & Co., on behalf of the Company.

“Continuing Employees” has the meaning set forth in Section 7.6.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, including any sales order and purchase order not associated with a Government Contract that is legally binding and enforceable against the parties thereto, written or oral (including any amendments and other modifications thereto), other than Government Contracts, to which the Company is a party or which are binding upon Company or its assets, and which are in effect on the date hereof or as of the Closing Date.

“Costs” has the meaning set forth in Section 9.3.

“Current Government Contracts” has the meaning set forth in Section 5.16(a)(i).

“Deductible Expenses” has the meaning set forth in Section 2.2(d).

“Determination” has the meaning set forth in the definition of “Dispute Resolution Procedures” contained in this Section 1.1.

“Discharges” has the meaning set forth in Section 2.2(c).

“Disclosure Schedules” means the disclosure schedules to this Agreement; provided, that disclosures included in the disclosure schedules shall be organized by section to correspond to the provisions of this Agreement and disclosures in any particular section of such disclosure schedules shall be deemed to modify the corresponding section of this Agreement, and any other section to the extent application to such other section is reasonably apparent on the face of such disclosure.

“Dispute Resolution Procedure” means the procedure pursuant to which the items in dispute under Section 2.3 or Section 2.4 are referred by either the Buyer or the Seller Party Representative for determination as promptly as practicable to the Independent Accounting Firm, which will be jointly engaged by the Buyer and the Seller Party Representative pursuant to an engagement letter in customary form which each of the Buyer and the Seller Party Representative must execute.  The Independent Accounting Firm must prescribe procedures for resolving the disputed items and in all events must make a written determination, with respect to such disputed items only (whether and to what extent, if any, the Closing Balance Sheet and the accompanying calculations of the Net Working Capital at the Closing require an adjustment to the Purchase Price based on the terms and conditions of this Agreement (a “Determination”)).  The Determination must be based solely on presentations with respect to such disputed items by the Buyer and the Seller Party Representative to the Independent Accounting Firm and not on the Independent Accounting Firm’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Accounting Firm by the Buyer or the Seller Party Representative in connection with such presentations and any materials delivered to the Independent Accounting Firm in response to requests by the Independent Accounting Firm.  Each of the Buyer and the Seller Party Representative must use commercially reasonable efforts to make its presentation as promptly as practicable following submission to the Independent Accounting Firm of the disputed items (but in any event, such presentations must be made no later than fifteen (15) days following the date on which the disputed items are submitted to the Independent Accounting Firm), and each such party will be entitled, as part of its presentation, to respond to the presentation of the other party and any question and requests of the Independent Accounting Firm.  The Buyer and the Seller Party Representative must instruct the Independent Accounting Firm to deliver the Determination to the Buyer and the Seller Party Representative no later than thirty (30) days following the later of the dates on which the Buyer and the Seller Party Representative make their presentation.  In deciding any matter, the Independent Accounting Firm (i) will be bound by the provisions of Section 2.3 or Section 2.4 (as applicable), (ii) may not assign a value to any item greater than the greatest value for such item claimed by either the Buyer or the Seller Party Representative or less than the smallest value for such item claimed by the Buyer or the Seller Party Representative, and (iii) will be bound by the express terms, conditions and covenants set forth in this Agreement, including the definitions contained herein.  The Independent Accounting Firm may consider only those items and amounts in dispute (as applicable) which the Buyer and the Seller Party Representative were unable to resolve.  In the absence of fraud or manifest error, the Determination will be conclusive and binding upon the Buyer and the Seller Party Representative and the Buyer and the Seller Party Representative will act in accordance with the Determination, including without limitation issuing joint instructions in accordance with the Determination to the Escrow Agent with respect to any Dispute Resolution Procedure undertaken pursuant to Section 2.3 or Section 2.4 hereof (as applicable).  The determination of the Independent Accounting Firm shall not be deemed an award subject to review under the Federal Arbitration Act or any other Law.  All fees and expenses of the Independent Accounting Firm incurred in connection with any dispute under Section 2.3 or Section 2.4 will be borne one-half by the Seller Parties and one-half by the Buyer.

“Earn-Out Payment Date has the meaning set forth in Section 2.4(b).

“Earn-Out Payments” has the meaning set forth in Section 2.2.

“Earn-Out Share Issue Date” has the meaning set forth in Section 11.4.

 “EBITDA” in respect of a given calendar year shall mean:

(a)          the UEC Business Unit’s operating income (or loss) for the twelve month period ending on December 31 of that year, determined according to GAAP, consistently applied and, to the extent consistent with GAAP, in accordance with the Company’s past accounting practices, and without allocating to the UEC Business Unit of any portion of the costs, expenses or losses of the Buyer or any of its other Affiliates (“Operating Income”);

(b)          adjusted by:

(1)      adding thereto any unallowable costs for such period;

(2)      adding thereto, without duplication, the amount of all depreciation and amortization expense for such period;

(3)      adding or subtracting (as applicable) payments made or received in respect of transactions with the Seller Parties or the Buyer (or their respective Affiliates) at more (or less) than fair market value to the extent that such payments are at more (or less) than market value;

(4)      to the extent deemed an expense, adding thereto any and all costs incurred by the UEC Business Unit in connection with the negotiation and consummation of the transactions contemplated by this Agreement and the performance by the Seller Parties of their obligations under this Agreement;

(5)      adding thereto any expense giving rise to an indemnification claim under Article 10 of this Agreement and that portion of any expense (including a bad debt expense) for which the UEC Business Unit is reimbursed under Article 10 but in each case only to the extent that the amount thereof is actually received by the Buyer and the Seller Parties are legally obligated to pay such amount to the Buyer;

(6)      adding thereto certain compensation expense as set forth on Schedule 2.4(e) attached hereto; and

(7)      such other adjustments as the Buyer and the Seller Parties may agree.

“EBITDA Statement” has the meaning set forth in Section 2.4(d).

“Effective Date” has the meaning set forth in Section 11.1(a).

“End Date” has the meaning set forth in Section 9.1(b).

“Environmental Laws” shall mean any Law relating to pollution or protection of the environment or public health and safety including Laws relating to the use, treatment, storage, transportation or handling of Hazardous Materials or the release, discharge, spill, emission, treatment, transportation  or disposal of Hazardous Materials; or to exposure to toxic, hazardous or other controlled, prohibited or regulated substances; and, in particular, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq. (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. (“RCRA”), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. (“TSCA”), the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq., the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et seq. (“HMTA”) and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001 et seq. (“EPCRA”), and other comparable state and local Laws and all rules, regulations and policy or guidance documents promulgated pursuant thereto or published thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean any entity or trade or business which is a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with the Company within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the Company under Section 414(o) of the Code, or is under “common control” with the Company, within the meaning of Section 4001(a)(14) of ERISA.

“Escrow” shall mean the amount of Two Million Eight Hundred Thousand Dollars ($2,800,000) placed into escrow to cover any claims that arise out of the Seller Parties’ obligations under Section 2.3 or Article 10, together with all interest and other earnings thereon.

“Escrow Agent” has the meaning set forth in Section 2.2(b).

“Escrow Agreement” has the meaning set forth in Section 2.2(b).

“Estimated Net Working Capital” has the meaning set forth in Section 2.3(a).

“FAR” has the meaning set forth in Section 5.16(b).

“FINSA” has the meaning set forth in Section 7.14.

 “Final Net Working Capital” has the meaning set forth in Section 2.3(b).

“Financial Statements” has the meaning set forth in Section 5.5.

“Flow of Funds Memorandum” has the meaning set forth in Section 2.2(c).

“Fundamental Representations” means the representations and warranties set forth in Sections 4.1 (Organization and Qualifications of the Seller), 4.2 (Authority; Binding Agreement), 4.3 (Title), 5.1 (Organization and Qualifications of the Company), 5.2 (Capitalization; Record Ownership of Interests), and 5.3 (Actions and Authority; Enforceability).

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Government Bid” shall mean any bid, offer or proposal made by the Company which, if accepted or successful, would result in a Government Contract.

“Government Contract” shall mean any prime contract, subcontract, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind, between the Company, on the one hand, and (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor with respect to any contract of a type described in clauses (i) or (ii) above, on the other hand.  A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Authority” shall mean any foreign, federal, state or local governmental or quasi-governmental, regulatory or administrative body or entity or subdivision of any of the foregoing including any authority, department, agency, commission, board, bureau, agency, court, tribunal, administrative hearing body, or other instrumentality.

“Hazardous Materials” shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined, identified or otherwise characterized as hazardous, toxic, radioactive, or words of similar meaning or effect, under Environmental Laws or the release of which is regulated under Environmental Laws, or that poses a hazard to the health and safety of persons or the environment.  Without limiting the generality of the foregoing, the term includes: “hazardous substances” as defined in CERCLA; “extremely hazardous substances’’ as defined in EPCRA; “hazardous waste” as defined in RCRA; “hazardous materials” as defined in HMTA; “chemical substance or mixture” as defined in TSCA; crude oil, petroleum products or any fraction thereof; radioactive materials including source, byproduct or special nuclear materials; asbestos or asbestos-containing materials; chlorinated fluorocarbons (“CFCs”); polychlorinated biphenyls; radon; and urea formaldehyde insulation.

 “HUBZone” has the meaning set forth in Section 5.16(a)(iii).

“Included Current Assets” means accounts receivable, inventory, deposits and prepaid expenses, Cash and Investments, but excluding deferred Tax assets and receivables from any of the Company’s Affiliates, directors, managers, employees, officers or members and any of their Affiliates, all as determined in accordance with GAAP and, to the extent consistent with GAAP, in accordance with the Company’s past accounting practices.

“Included Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding (a) payables to any of the Company’s Affiliates, directors, managers, employees, officers or members and any of their Affiliates and (b) any and all liabilities for Indebtedness, Professional Fees, the Closing Bonus Payments and similar employee payments (including amounts equal to the employer portion of all payroll-related Taxes owing in connection with such Closing Bonus Payments and similar employee payments), but only to the extent such items in clause (b) are subtracted from the Cash Purchase Price pursuant to Section 2.2(a), all as determined in accordance with GAAP and, to the extent consistent with GAAP, in accordance with the Company’s past accounting practices.

“Indebtedness” shall mean with respect to the Company, at any date, without duplication, (i) all principal, accreted value, interest, premiums, fees, expenses, overdrafts and penalties with respect to (A) all obligations of the Company for borrowed money, and (B) all obligations of the Company evidenced by bonds, debentures, notes or other similar instruments, (ii) all obligations of the Company issued or assumed to pay the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business (other than the current liability portion of any indebtedness for borrowed money)), (iii) all obligations of the Company to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument or credit transaction, (iv) all Capital Lease Obligations, and (v) all Indebtedness of the type referred to in clauses (i) through (iv) of any Persons for the payment of which the Company is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations, and (vi) all Indebtedness of the type referred to in clauses (i) through (v) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of the Company (whether or not such obligation is assumed by the Company).

“Indemnified Party” has the meaning set forth in Section 10.4(a).

“Indemnifying Party” has the meaning set forth in Section 10.4(a).

“Independent Accounting Firm” shall mean the Columbia, South Carolina office of Grant Thornton, or such other recognized accounting firm with expertise in Government Contracts mutually agreed upon by the Buyer and the Seller Party Representative, or, failing such agreement, selected by the American Arbitration Association; provided, however, that the Independent Accounting Firm may not have, or have had in the three (3) years prior to the date hereof, a business relationship with any of the Seller Parties, the Company or the Buyer.  If such office of Grant Thornton is unable to serve as the Independent Accounting Firm and the Buyer and the Seller Party Representative have failed to reach agreement on an Independent Accounting Firm within ten (10) days following the termination of the time period set forth in Section 2.3 or Section 2.4 (as applicable) for the Buyer and the Seller Party Representative to resolve such dispute prior to initiation of the Dispute Resolution Procedure, then the parties will jointly engage the American Arbitration Association to select the Independent Accounting Firm, in accordance with the procedures of the American Arbitration Association to make such election.

“Initial Purchase Price” has the meaning set forth in Section 2.2.

 “Intellectual Property” means all of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction throughout the world: (a) issued patents and patent applications, and any divisionals, continuations, continuations-in-part, renewals, reexaminations, substitutions, extensions, or reissues thereof, and the rights related thereto including the right to sue for past infringement); (b) designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, apparatus, creations, improvements processes, inventions, technology, and tangible embodiments of any of the foregoing (whether patentable or unpatentable and whether or not reduced to practice); (c) trademarks, service marks, trade dress, trade names, and Internet domain names, (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof; (d) works of authorship, including recordings, graphs, reports and formats for reports, and other documentation, designs, and flow-charts, copyright registrations, and applications for copyright registration, and any extensions or renewals thereof; (e) trade secrets and other forms and types of confidential or non-public business, financial, research or development, pricing and cost, proprietary, or technical information, databases, concepts, ideas, designs, processes, procedures, techniques, specifications, operating and maintenance manuals, drawings, methods, know-how, data, databases, formulas, compositions, methods, including customer and supplier lists, business and marketing plans, proposals, and invention disclosures (whether or not patentable, but in each case excluding any rights in respect of any of the foregoing that comprise or are protected by issued patents) and the trade secret rights that are related thereto; and (f) all Software of the Company.

 “Interests” has the meaning set forth in the Recitals hereto.

“Interim Financial Statements” has the meaning set forth in Section 5.5.

“Investments” shall mean, with respect to any Person, (a) the purchase of any debt or equity security of any other Person, (b) the making of any loan or advance to any other Person, or (c) the acquisition (by merger, purchase of stock or assets or otherwise) of any operating business, material assets or capital stock of any other Person.  The amount of any Investment shall be measured as of the date on which such Investment is made.

“IP License” has the meaning set forth in Section 5.12(a)(ii).

“Knowledge” shall mean, (i) with respect to the Buyer, the actual knowledge of any executive officer of the Buyer and (ii) with respect to the Company or the Seller Parties, the actual knowledge of Rebecca Ufkes and Philip J. Ufkes.  Notwithstanding the foregoing, (x) the Buyer shall be charged with “Knowledge” of anything that would reasonably be expected to have been discovered by any such executive officer of the Buyer in the ordinary course of performing that individual’s responsibilities with the Buyer, irrespective of actual knowledge and (y) the Seller Parties shall be charged with “Knowledge” of anything that would reasonably be expected to have been discovered by Rebecca Ufkes or Philip J. Ufkes in the ordinary course of performing that individual’s responsibilities with the Company and/or the Seller Parties, irrespective of actual knowledge.

“Law” shall mean any federal, state, local, foreign or other law, statute, constitution, principle of common law, ordinance, code, Order, edict, rule, regulation, requirement issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Authority.

“Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation.

“Lien” shall mean any lien, mortgage, deed of trust, pledge, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust agreement, transfer restriction under any agreement, or other encumbrance, restriction or limitation of any kind, whether at Law or otherwise.

“Losses” shall mean claims, liabilities, obligations, losses, fines, costs, judgments, penalties or damages (including reasonable attorneys’ fees and out-of-pocket expenses directly incurred in the investigation or defense of any of the same), provided, however, that “Losses” shall in no event include, and no party or any other Person shall have any right to, under any contract, tort, strict liability, negligence, or other legal or equitable claim or theory, any incidental, consequential or punitive damages, whether or not such party or other Person was informed or was aware of the possibility of such loss or damage.  Losses shall not include any diminution in value, multiple of profit or cash flows or other premium methodology, or exemplary damages.  Losses suffered by an Indemnified Party shall be calculated after giving effect to (i) any amounts covered by insurance proceeds collected by such party for which the Seller Parties or the Company paid the premiums prior to the Closing for the time period in which the insurable Losses occurred and (ii) any Tax benefits that may be available to the Indemnified Party.  An Indemnifying Party shall not be liable for any Losses to the extent that they are attributable to the Indemnified Party’s failure to mitigate the Losses.

“Material Adverse Effect” means any change, circumstance or effect, individually or together with other changes, circumstances or effects, which has had or is reasonably likely to have a material adverse effect on the assets, properties, results of operations, condition (financial or otherwise), or business of the Company (taken as a whole), but does not include any adverse effect resulting from any change, circumstance or effect relating to (i) the economy or financial, banking or securities markets in general, (ii) the industries in which the Company operates, (iii) national or international political, regulatory or social conditions, including acts of terrorism and the engagement by the United States in hostilities, (iv) any change in Law or accounting rules or principles, including any change in GAAP or (v) the execution and delivery of this Agreement or the announcement and performance hereunder (including any cancellations or delays in contract awards and any impact on relationships with customers, prime contractors, subcontractors, suppliers or employees), provided that none of the events set forth in items (i) through (iii) shall have had or be reasonably likely to have a disproportionate effect on the Company (taken as a whole).

“Material Government Bid” has the meaning set forth in Section 5.16(b).

“Maximum 2014 Earn-Out” has the meaning set forth in Section 2.4(b)(ii).

“Net Working Capital” shall mean the difference of the Included Current Assets less the Included Current Liabilities of the Company.

“Non-Fundamental Representations” means the representations and warranties set forth in Articles 4 and 5 of this Agreement other than the Fundamental Representations.

“Notice of Objection” has the meaning set forth in Section 2.3(b).

“Operating Agreement” has the meaning set forth in Section 5.4(a).

“Order” means any order, decree, ruling, judgment, injunction, writ or other action of any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past practice.

“Owners” has the meaning set forth in the preamble to this Agreement.

“Performance Earn-Out” has the meaning set forth in Section 2.4(a).

“Performance Earn-Out Registration Statement” has the meaning set forth in Section 11.4.

 “Permits” has the meaning set forth in Section 5.22.

“Permitted Liens” shall mean (i) Liens for water, sewage and similar charges and Taxes and assessments not yet due and payable or that are being contested in good faith and for which adequate accruals and reserves have been established, (ii) statutory or contractual encumbrances of landlords, carriers, warehousemen, mechanics and materialmen and other similar encumbrances imposed by applicable Law in the Ordinary Course of Business that are not material to the business, operations and condition of the Company property (real or personal) so encumbered and that are not resulting from a breach, default or violation by the Company of any Contract or Law, for sums not yet due and payable, (iii) liens in amounts consistent with past experience on personal property leased under operating leases, (iv) liens, pledges or deposits in amounts consistent with past experience incurred or made in connection with workmen’s compensation, unemployment insurance and other social security benefits, or securing performance of bids, tenders, leases, contracts (other than for payment of any Indebtedness), statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, in each case incurred in the Ordinary Course of Business, (v) liens under Article 2 of the Uniform Commercial Code in amounts consistent with past experience that are special property interests in goods identified as goods to which a contract refers, (vi) liens under Article 9 of the Uniform Commercial Code in amounts consistent with past experience that are purchase money security interests, and (vii) such imperfections or minor defects of title, easements, rights of way and other similar restrictions (if any) as are insubstantial in character, amount or extent, do not materially detract from the value or interfere with the present or proposed use of the properties or assets of the party subject thereto and affected thereby, and do not otherwise adversely affect or impair the business or operations of such party.

“Person” shall mean any natural person, firm, partnership, association, corporation, company, limited liability company, trust, business trust, Governmental Authority or other entity.

“Pre-Closing Costs” has the meaning set forth in Section 9.3.

“Pre-Closing Taxable Periods” has the meaning set forth in Section 7.9(a).

“Preferred Bidder Status” has the meaning set forth in Section 5.16(a)(iii).

“Preliminary Statement” has the meaning set forth in Section 2.3(a).

“Professional Fees” shall mean commissions, fees and other charges and expenses relating to the transactions contemplated by this Agreement due to each of the Company’s and/or the Seller Parties’ respective advisors.

“Proposal” has the meaning set forth in Section 7.8.

“Purchase Price” has the meaning set forth in Section 2.2.

“Registration Indemnified Party” has the meaning set forth in Section 11.2(i)(3).

“Registration Indemnifying Party” has the meaning set forth in Section 11.2(i)(3).

“Registration Suspension” has the meaning set forth in Section 11.1.

“Release” means any release, spill, emission, leaking, pumping, poring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

“Released Claims” has the meaning set forth in Section 7.11.

“Released Party” has the meaning set forth in Section 7.11.

“Restricted Business” has the meaning set forth in Section 7.10(a).

“Restricted Period” has the meaning set forth in Section 7.10(a).

“SBA” has the meaning set forth in Section 7.13.

“SEC Guidance” means (i) any publicly-available written guidance, or rule of general applicability of the SEC staff, or (ii) written comments, requirements or requests of the SEC staff to Buyer in connection with the review of a Registration Statement.

“Scheduled Employee” means each of Phillip J. Ufkes and Rebecca Ufkes.

“SEC” means the United States Securities and Exchange Commission.

“Section 409A Plan” has the meaning set forth in Section 5.9(j).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Party Indemnitees” has the meaning set forth in Section 10.3.

“Seller Party Representative” has the meaning set forth in Section 2.4(a).

“Seller Parties” has the meaning set forth in the preamble to this Agreement.

“Seller Registration Statement” has the meaning set forth in Section 11.1.

“Selling Brokerage Firm” has the meaning set forth in Section 11.2(j).

“Selling Stockholder Questionnaire” has the meaning set forth in Section 11.3.

 “Small Business Act” means the Small Business Act, U.S. Public Law 85-536, as amended, and the rules and regulations promulgated thereunder.

“Software” means any and all computer programs, including any and all software implementations of algorithms, models, or methodologies, all programming code for software, whether in source code or object code, and all associated documentation describing the use of or support for the corresponding software, including user manuals and other training documentation related to any of the foregoing.

“Straddle Period” has the meaning set forth in Section 7.9(b).

“Target Net Working Capital” shall mean Seven Million Five Hundred Thousand Dollars ($7,500,000).

“Tax” or “Taxes” shall mean, (i) however denominated, all federal, state, local, foreign and other taxes, levies, imposts, assessments, impositions or other similar government charges, including, without limitation, all net income, gross income, estimated income, gross receipts, business, occupation, franchise, real property, payroll, personal property, sales, value added, transfer, stamp, use, employment, social security, unemployment, worker’s compensation, commercial rent, withholding, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty, escheat,  and (ii) all interest, fees, penalties, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

“Tax Return” shall mean any report, return, document, declaration or other information or filing (including any elections, declarations, schedules or attachments thereto, and any amendments) required to be supplied to any Governmental Authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, where permitted or required, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Taxing Authority” means the United States Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Tax.

“Threshold Amount” has the meaning set forth in Section 10.1.

 “Transaction Documents” shall mean this Agreement and all agreements, documents, certificates or instruments being delivered pursuant to or in connection with this Agreement.

“Treasury Regulations” means the regulations prescribed pursuant to the Code.

“UEC Business Unit” means the Company and, in the event the Company is merged with or into or otherwise consolidated with the Buyer or any Affiliate of the Buyer and the Company is not the survivor of such merger or consolidation, or the business, assets, employees and operations of the Company are otherwise transferred to the Buyer or any Affiliate of the Buyer, the business unit of the Buyer which after such merger, consolidation or other transfer consists solely of such business, assets, employees and operations as comprised the Company’s business, assets, employees and operations immediately prior to such merger or consolidation or other transfer.

“Unearned 2014 Earn-Out” has the meaning set forth in Section 2.4(c).

“WARN Act” has the meaning set forth in Section 5.17(b).

1.2           Certain Interpretive Matters.

In this Agreement, unless the context otherwise requires:

(a) words of the masculine or neuter gender shall include the masculine and/or feminine gender, and words in the singular number or in the plural number shall each include the singular number or the plural number;

(b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(c) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof;

(d) any accounting term used and not otherwise defined in this Agreement or any Transaction Document has the meaning assigned to such term in accordance with GAAP;

(e) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term;

(f) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including;”

(g) reference to any Law means such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; and

(h) any agreement, instrument, insurance policy, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein.

The parties further acknowledge that:  (i) this Agreement is the result of negotiations between the parties and shall not be deemed or construed as having been drafted by any one party, (ii) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any Exhibits and Disclosure Schedules attached hereto) and have contributed to its revision, (iii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (iv) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

ARTICLE 2

SALE AND PURCHASE OF THE INTERESTS

2.1           Sale and Purchase of the Interests. Upon and subject to the terms and provisions of this Agreement, the Buyer shall purchase and accept delivery from the Seller at the Closing, and the Seller shall sell, assign, transfer, and deliver to the Buyer at the Closing, all of the Interests, free and clear of all Liens other than those imposed by applicable securities Laws.

2.2           Purchase Price; Closing Payment. Subject to adjustment at and following the Closing pursuant to Section 2.3, the maximum total purchase price for the Interests will be the sum of (i) Twenty-Eight Million Dollars ($28,000,000) payable in cash (the “Cash Purchase Price”) (ii) Seven Hundred and Seventy Five Thousand ARTX Shares (the “ARTX Share Purchase Price” and, together with the Cash Purchase Price, the “Initial Purchase Price”), subject to adjustment at and following the Closing pursuant to Section 2.3 and Section 11.5, and (iii) the aggregate earn-out payments required to be made pursuant to Section 2.4 (the “Earn-Out Payments”), subject to adjustment following the Closing pursuant to Section 11.5 (the Initial Purchase Price and the amount of Earn-Out Payments actually earned being hereinafter referred to as the “Purchase Price”).  Notwithstanding anything contained in this Agreement or any Transaction Document, the Buyer shall not, without the prior approval of its stockholders as required pursuant to the rules and regulations of The NASDAQ Stock Market, be permitted to pay the Performance Earn-Out in ARTX Shares under this Agreement to the extent the aggregate number of ARTX Shares to be issued hereunder would exceed 19.99% of the outstanding number of ARTX Shares as of the date of this Agreement (as such ownership is calculated pursuant to the rules of The NASDAQ Stock Market), provided that immediately following the date (if ever) that the Buyer obtains the requisite stockholder approval required pursuant to the rules and regulations of The NASDAQ Stock Market, the foregoing restriction shall terminate and be of no further force or effect.  For the avoidance of doubt, in the event that the Buyer is not permitted to pay any portion of the Performance Earn-Out in ARTX Shares due to the restrictions set forth in the preceding sentence, the Buyer shall pay to the Seller an amount of cash equal to the value of such portion of the Performance Earn-Out that the Seller would have otherwise received in ARTX Shares had the restriction not prohibited the payment in ARTX Shares. The Initial Purchase Price will be paid by the Buyer to the Seller as follows:

(a)           At the Closing, the Buyer shall (i) deliver to the Seller (A) the Cash Purchase Price, minus (1) the amount of any Closing Adjustment, minus (2) the sum of (w) the amount of the Escrow, (x) the aggregate amount of the Indebtedness as of the opening of business on the Closing Date as set forth on the Flow of Funds Memorandum, (y) the amount of the Closing Bonus Payments, and (z) the amount of any unpaid Professional Fees and any other unpaid Pre-Closing Costs, and (B) the ARTX Share Purchase Price (the aggregate amount payable by the Buyer to the Seller at the Closing is sometimes referred to herein as the “Closing Payment”), and (ii) deliver to the Escrow Agent the Escrow and to the parties listed on the Flow of Funds Memorandum such amounts set forth thereon.  Payment will be via wire transfer to the account of the Seller that is designated by the Seller in writing at least two (2) Business Days prior to the Closing.  The Indebtedness will be paid by the Buyer to the parties listed in the Discharges.  The amount of the Closing Bonus Payments will be paid by the Buyer directly to the Company at the Closing, and the Company will thereafter remit the amount of the Closing Bonus Payments to the applicable recipient within ten (10) days after the Closing Date; provided, that the amount so remitted will be net of applicable withholding Taxes and the employer portion of all payroll-related Taxes owing in connection with such bonus payments, which together will be retained by the Company and then paid over to the applicable Taxing Authority when due.

(b)           The term, conditions and procedures by which the Escrow shall be disbursed shall be set forth in an Escrow Agreement in substantially the form attached hereto as Exhibit 2.2(b) (the “Escrow Agreement”) to be entered into among the Buyer, the Seller Party Representative and SunTrust Bank, a Georgia banking corporation (the “Escrow Agent”).

(c)           Not later than two (2) Business Days prior to the Closing Date, the Company shall prepare and deliver to the Buyer a flow of funds memorandum containing the Company’s good faith estimate of: (i) the aggregate amount of Indebtedness as of the opening of business on the Closing Date, together with payoff letters from the applicable creditors (the “Discharges”), (ii) the amount of any unpaid Professional Fees and any other unpaid Pre-Closing Costs as of the Closing, (iii)  the amount of the Closing Bonus Payments, and (iv) the amount of the Closing Payment (such statement, the “Flow of Funds Memorandum”).  These calculations together with the information with respect thereto as of the Closing (including pursuant to the Preliminary Statement delivered pursuant to Section 2.3(a)) will be used in connection with the payments described in this Section 2.2.

(d)           The parties hereto shall cooperate, and covenant and agree to take all commercially reasonable actions, to structure or restructure any payment made by or on behalf of the Company in connection with the transactions contemplated by this Agreement that is expected to give rise to a deduction for income Tax purposes (including, without limitation, any payment of Professional Fees and Closing Bonus Payments) (such items, “Deductible Expenses”), and the Buyer’s funding of the Company’s obligations with respect thereto, such that the Tax deductions related to such payments are properly recognized by the Company in the Pre-Closing Taxable Period.  To such end, the parties hereto covenant and agree not to take any Tax or accounting position inconsistent with the foregoing and shall file all Tax and accounting information (including, without limitation, all Tax Returns) consistent with such approach.  In the event that the Tax deduction related to the payment of any Deductible Expense is finally determined to be properly recognized by the Company such that the Tax deduction does not inure to the benefit of the Seller (for example, because the Tax benefit is only available as a deduction in, or a carryover to, the post-Closing Tax period), the Buyer shall pay to the Seller an amount equal to twenty percent (20%) of the aggregate amount of such Deductible Expenses, and such amount shall be characterized as additional Purchase Price.

2.3           Adjustments to Purchase Price.

(a)           Not later than two (2) Business Days prior to the Closing Date, the Company will deliver to the Buyer a certificate signed by an officer of the Company (the “Preliminary Statement”) setting forth the Company’s good faith estimates (along with a calculation of such estimates and the data necessary to confirm the calculation of such estimates) of (i) the Net Working Capital as of the opening of business on the Closing Date (the “Estimated Net Working Capital”) and (ii) the balance sheet for the Company as of the opening of business on the Closing Date determined in accordance with GAAP and, to the extent consistent with GAAP, in accordance with the Company’s past accounting practices (the “Closing Balance Sheet”).  The Cash Purchase Price will be adjusted (up or down) at the Closing by the amount of the “Closing Adjustment,” equal to the Target Net Working Capital minus the Estimated Net Working Capital set forth on the Preliminary Statement.

(b)           No later than sixty (60) days following the Closing Date, the Buyer will prepare and deliver to the Seller Party Representative the Buyer’s good faith determination of the Closing Balance Sheet and the actual Net Working Capital as of the opening of business on the Closing Date, and identifying any adjustments to the Purchase Price under Section 2.3(c) as a result of such determinations (the “Closing Adjustment Statement”).  The Buyer must prepare such information by applying GAAP (as modified by the definition of “Net Working Capital”) and, but only to the extent consistent with GAAP, in a manner consistent with the Company’s past accounting practices.  If the Seller Party Representative does not object to the Buyer’s determinations in writing within thirty (30) days after receipt thereof in accordance with the terms detailed below in this Section 2.3(b), or accepts such determinations in writing during such thirty (30) day period, the Purchase Price will be adjusted as set forth in the Buyer’s notice of its determinations, and payment made in accordance with Section 2.3(c).  If the Seller Party Representative objects to all or part of the Buyer’s determinations, the Seller Party Representative will notify the Buyer in writing of such objections within thirty (30) days after the Seller Party Representative’s receipt thereof (such notice, which shall forth in reasonable detail the basis for such objections, a “Notice of Objection”).  Any Notice of Objection shall specify those items and or amounts with which the Seller Party Representative disagrees, together with a reasonably detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth the Seller Party Representative’s calculation of the actual Net Working Capital as of the open of business on the Closing Date based on such objections. To the extent not set forth in the Notice of Objection, the Seller Party Representative shall be deemed, on behalf of the Seller, to agree with the Buyer’s calculation of all other items and amounts contained in the Closing Adjustment Statement.  During such thirty (30) day period, the Buyer will permit the Seller Party Representative access during regular business hours and upon reasonable notice to such work papers relating to the preparation of the Buyer’s determinations as may be reasonably necessary to review in detail the manner in which the Buyer’s determinations were prepared.  The Buyer and the Seller Party Representative will thereafter negotiate in good faith to resolve any such objections.  If the Buyer and the Seller Party Representative are unable to resolve all of such differences within twenty (20) days after the Buyer’s receipt of the Seller Party Representative’s Notice of Objection, either the Buyer or the Seller Party Representative may require the other party to resolve such dispute by way of the Dispute Resolution Procedure by promptly providing such other party written notice of such demand.  The term “Final Net Working Capital” means the definitive Net Working Capital, as it is finally determined pursuant to this Section 2.3(b).

(c)           In accordance with the terms of the Escrow Agreement, within five (5) Business Days after the determination of the Final Net Working Capital:

(i) If the Final Net Working Capital minus the Estimated Net Working Capital set forth on the Preliminary Statement is a positive number, then the Buyer shall pay to the Seller an amount equal to such positive sum, together with interest thereon from the Closing Date to the date of payment thereof; and

(ii) If the Final Net Working Capital minus the Estimated Net Working Capital set forth on the Preliminary Statement is a negative number, then the Buyer and Seller Party Representative shall instruct the Escrow Agent to pay to the Buyer from the Escrow the amount by which such negative sum is less than zero (0) (and if such amount is greater than the amount in the Escrow, the Seller shall pay to the Buyer an amount equal to such shortfall), together with interest thereon from the Closing Date to the date of payment thereof.

(iii) For purposes of this Section 2.3(c), interest will be payable at the “prime” rate, as announced by The Wall Street Journal, Eastern Edition, from time to time to be in effect, calculated on the basis of a 365 day year and according to the actual number of days elapsed.

(d)           All adjustments in respect of Net Working Capital shall be made in cash.

2.4           Performance Earn-Out.

(a)           Subject to the terms and conditions of this Agreement, the Buyer shall pay to the Seller Parties up to two earn-out payments (the “Performance Earn-Out”) upon achievement of certain forecasted levels of EBITDA for the years ended December 31, 2014 and 2015 if and to the extent payable pursuant to this Section 2.4, irrespective of whether any of the Owners are employed with the Company on the applicable Earn-Out Payment Date (defined below) or during the applicable fiscal year to which such Performance Earn-Out relates.

(b)           Upon the achievement by the UEC Business Unit of an EBITDA equal to or in excess of Five Million Five Hundred Thousand Dollars ($5,500,000) (the “2014 EBITDA Target”) for the year ended December 31, 2014 (the actual EBITDA for a particular year, as it is finally determined pursuant to subsection (d) of this Section 2.4, is referred to as the “Actual EBITDA”), the Buyer will deliver to the Seller an amount in cash and/or a number of ARTX Shares (valued at the ARTX Per Share Value in order to determine the number of ARTX Shares that will be issued), at the Buyer’s sole and exclusive option, as determined below.  The date on which an earn-out payment is actually made pursuant to this Section 2.4 is referred to as the “Earn-Out Payment Date”).

(i) If the UEC Business Unit achieves Actual EBITDA for the year ended December 31, 2014 that is greater than or equal to the 2014 EBITDA Target, the Buyer shall deliver to the Seller One Million Two Hundred Fifty Thousand Dollars ($1,250,000) within five (5) Business Days after such determination of Actual EBITDA;

(ii) If the UEC Business Unit achieves Actual EBITDA for the year ended December 31, 2014 that is greater than the 2014 EBITDA Target, then for each One Dollar ($1.00) of Actual EBITDA for the year ended December 31, 2014 in excess of the 2014 EBITDA Target, the Buyer shall deliver to the Seller, within five (5) Business Days after such determination of Actual EBITDA, an additional One and Two-Thirds Dollars ($1.666666), up to a maximum additional payment of One Million Two Hundred Fifty Thousand Dollars ($1,250,000), for a maximum Performance Earn-Out for such year of Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Maximum 2014 Earn-Out”);

(iii) If the UEC Business Unit achieves Actual EBITDA for the year ended December 31, 2014 that is less than the 2014 EBITDA Target, no Performance Earn-Out shall be payable in respect of the year ended December 31, 2014.

(c)           Upon the achievement by the UEC Business Unit of Actual EBITDA for the year ended December 31, 2015 as set forth below for the year ended December 31, 2015, the Buyer will deliver to the Seller an amount in cash and/or a number of ARTX Shares (valued at the ARTX Per Share Value in order to determine the number of ARTX shares that will be issued), at the Buyer’s sole and exclusive option, as determined below:

(i) If the UEC Business Unit achieves Actual EBITDA for the year ended December 31, 2015 that is greater than or equal to Seven Million Dollars ($7,000,000) (the “2015 EBITDA Target”), the Buyer shall deliver to the Seller One Million Five Hundred Thousand Dollars ($1,500,000) within five (5) Business Days after such determination of Actual EBITDA;

(ii) If the UEC Business Unit achieves Actual EBITDA for the year ended December 31, 2015 that is greater than the 2015 EBITDA Target, then for each One Dollar ($1.00) of Actual EBITDA for the year ended December 31, 2015 in excess of the 2015 EBITDA Target, the Buyer shall deliver to the Seller, within five (5) Business Days after such determination of Actual EBITDA, an additional Two Dollars ($2.00), up to a maximum additional payment of One Million Five Hundred Thousand Dollars ($1,500,000), for a maximum Performance Earn-Out for such year of Three Million Dollars ($3,000,000);

   (iii) If the UEC Business Unit achieves Actual EBITDA for the year ended December 31, 2015 that is less than the 2015 EBITDA Target, no Performance Earn-Out shall be payable in respect of the year ended December 31, 2015;

(iv) If less than the Maximum 2014 Earn-Out shall have been earned, but provided that the UEC Business Unit’s Actual EBITDA for the year ended December 31, 2014 shall have been at least Five Million Dollars ($5,000,000), then for each One Dollar ($1.00) of Actual EBITDA for the year ended December 31, 2015 in excess of Seven Million Seven Hundred Fifty Thousand Dollars ($7,750,000), the Buyer shall deliver to the Seller, in addition to any other payments required under this subsection (c), within five (5) Business Days after such determination of Actual EBITDA, Fifty Cents ($0.50), up to a maximum additional payment equal to the lesser of (x) that portion of the Performance Earn-Out that shall not have been earned on the basis of the UEC Business Unit’s Actual EBITDA for the year ended December 31, 2014, and (y) Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Unearned 2014 Earn-Out”).

(d)           No later than April 15 of each of calendar year 2015 and 2016, the Buyer will prepare and deliver to the Seller Party Representative the Buyer’s good faith determination of the income statement and the EBITDA for the UEC Business Unit for the immediately preceding calendar year (each, an “EBITDA Statement”).  The Buyer must prepare such information by applying GAAP (to the extent applicable) and, but only to the extent consistent with GAAP, in a manner consistent with the Company’s past accounting practices.  If the Seller Party Representative does not object to the Buyer’s determinations in writing within thirty (30) days after receipt thereof in accordance with the terms detailed below in this Section 2.4(d), or accepts such determinations in writing during such thirty (30) day period, the UEC Business Unit’s Actual EBITDA for the applicable calendar year will thereupon be finally determined and payment of any corresponding Performance Earnouts shall be made in accordance with subsection (b) or (c) (as applicable) of this Section 2.4.  If the Seller Party Representative objects to all or part of the Buyer’s determinations, the Seller Party Representative will provide the Buyer with a Notice of Objection.  Any Notice of Objection shall specify those items and or amounts with which the Seller Party Representative disagrees, together with a reasonably detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth the Seller Party Representative’s calculation of the UEC Business Unit’s EBITDA for the applicable calendar year based on such objections. To the extent not set forth in the Notice of Objection, the Seller Party Representative shall be deemed, on behalf of the Seller, to agree with the Buyer’s calculation of all other items and amounts contained in the applicable EBITDA Statement.  During such thirty (30) day period, the Buyer will permit the Seller Party Representative access during regular business hours and upon reasonable notice to such work papers relating to the preparation of the Buyer’s determinations as may be reasonably necessary to review in detail the manner in which the Buyer’s determinations were prepared.  The Buyer and Seller Party Representative will thereafter negotiate in good faith to resolve any such objections.  If the Buyer and the Seller Party Representative are unable to resolve all of such differences within twenty (20) days after the Buyer’s receipt of the Seller Party Representative’s Notice of Objection, either the Buyer or Seller Party Representative may require the other party to resolve such dispute by way of the Dispute Resolution Procedure by promptly providing such other party written notice of such demand.

(e)           Through December 31, 2015, and except as set forth on Schedule 2.4(e), the Buyer shall:

(i)           conduct the operation of and manage the UEC Business Unit in the Ordinary Course of Business substantially as conducted by the Company immediately prior to Closing and shall not take any action intended to, or that could reasonably be expected to, result in a reduction in the UEC Business Unit’s EBITDA below that which would have been achieved if such action had not been taken;

(ii)           use commercially reasonable efforts to preserve intact the current business organization and assets of the Company within the UEC Business Unit, consistent with the Ordinary Course of Business of the Company immediately prior to Closing, and to maintain the relations and good will of the UEC Business Unit with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with Company as of the Closing Date and during calendar years 2014 and 2015;

(iii)           maintain the UEC Business Unit as a discrete business unit within the Buyer and maintain a financial reporting system that will separately account for its EBITDA;

(iv)           use commercially reasonable efforts to ensure that the UEC Business Unit maintains, in the Ordinary Course of Business, the services of any technical and management employees who are essential to perform any then current Contracts and Government Contracts of the UEC Business Unit and not transfer, reassign or terminate without cause the employment of any such employees without the consent of the Seller Party Representative, except where (i) such action is consistent with the Ordinary Course of Business of the Company immediately prior to the Closing, or (ii) the Buyer agrees to credit the EBITDA for services provided by such transferring or reassigned employees in a manner that is consented to in writing by the Seller Party Representative prior to any such transfer or reassignment;

(v)           not, without the prior written consent of the Seller Party Representative, terminate, transfer or reassign to any other Person or any other business unit within the Buyer any then current Contracts or Government Contracts of the UEC Business Unit;

(vi)           regularly consult with and consider in good faith the recommendations and requests of the Seller Party Representative regarding management of then current projects (including bidding on new projects) proposed to be undertaken by the UEC Business Unit; and

(vii)           consult with and consider in good faith the recommendations and requests of the Seller Party Representative regarding the budget for the UEC Business Unit for calendar years 2014 and 2015.

2.5           Seller Party Representative.

(a)           Philip J. Ufkes hereby is irrevocably constituted and appointed as the sole, exclusive, true and lawful agent, representative and attorney-in-fact of all the Seller Parties and each of them (“Seller Party Representative”) with respect to any and all matters relating to, arising out of, or in connection with, the Transaction Documents, including for purposes of taking any action or omitting to take action on behalf of the Seller Parties thereunder.  All actions, notices, communications and determinations by or on behalf of the Seller Parties shall be given or made by the Seller Party Representative and all such actions, notices, communications and determinations by the Seller Party Representative shall conclusively be deemed to have been authorized by, and shall be binding upon, any of and all the Seller Parties.

(b)           If the Seller Party Representative dies or becomes legally incapacitated, then the other Seller Parties shall designate in writing to the Buyer a single individual to replace the deceased or legally incapacitated Seller Party Representative as the successor Seller Party Representative hereunder.  If at any time there shall not be a Seller Party Representative or the Seller Parties so fail to designate a successor Seller Party Representative, then the Buyer, at the expense of the Seller Parties, may have a court of competent jurisdiction appoint a Seller Party Representative hereunder.

(c)           Without limiting the generality of the foregoing, the Seller Party Representative is designated as the sole and exclusive agent, representative and attorney-in-fact for the Seller Parties for all purposes related to this Agreement and the other Transaction Documents, including (i) service of process upon the Seller Parties, (ii) executing and delivering to the Buyer or any other Person on behalf of any of or all Seller Parties any and all instruments, certificates, documents and agreements with respect to the transactions contemplated by the Transaction Documents, including the Escrow Agreement and any other instrument, certificate, document or agreement referred to in this Agreement, and (iii) receipt of all notices on behalf of the Seller Parties with respect to any matter, suit, claim, action or proceeding arising with respect to the sale of the Interests or any transaction contemplated by the Transaction Documents, including the defense, settlement or compromise of any claim, action or proceeding pursuant to Article 10, and the Seller Parties hereby irrevocable waive their right to act other than through Seller Party Representative.  The Buyer shall be entitled to rely on the Seller Party Representative’s authority as the agent, representative and attorney-in-fact of the Seller Parties for all purposes under the Transaction Documents and shall have no responsibility or liability of any kind whatsoever for any reliance thereon.  None of the Seller Parties may revoke the authority of the Seller Party Representative.  Each Seller Party hereby ratifies and confirms, and hereby agrees to ratify and confirm, any action taken by the Seller Party Representative in the exercise of the power-of-attorney granted to the Seller Party Representative pursuant to this Section 2.5, which power-of-attorney, being coupled with an interest, is irrevocable and shall survive the death, incapacity or incompetence of any such Seller Party.  The Seller Party Representative acknowledges and agrees that the Buyer shall have no responsibility or liability of any kind whatsoever for any costs, expenses or other Losses incurred by the Seller Party Representative in connection with the discharge of his or her responsibilities pursuant to or in connection with this Agreement or any of the other Transaction Documents, and the Seller Parties hereby covenant and agree, severally and not jointly, to defend, indemnify and hold harmless the Seller Party Representative from and against any costs, expenses or other Losses incurred by the Seller Party Representative in connection with the discharge of his responsibilities pursuant to this Agreement.

ARTICLE 3

THE CLOSING

3.1           Closing and Closing Date. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned in accordance with the provisions of Article 9 hereof, the Closing (the “Closing”) of the transactions contemplated by this Agreement shall take place (a) at 10:00 a.m. local time at Venable LLP, 8010 Towers Crescent Drive, Suite 300, Tysons Corner, Virginia 22182, no later than three (3) Business Days after satisfaction or waiver of all of the conditions precedent to Closing set forth in Article 8 other than those conditions that by their terms are to be satisfied at the Closing (but subject to the satisfaction or waiver, to the extent permitted by this Agreement or applicable Law, of such conditions) or (b) at such other place, date and time, and in such other manner, as the Buyer and the Seller Party Representative may mutually agree upon in writing (such date and time on and at which the Closing actually occurs being referred to herein as the “Closing Date”).

3.2           Documents to be Delivered to the Buyer by the Seller Parties.  At the Closing, the Seller Parties will deliver to the Buyer:

(a)           A certificate, in form and substance reasonably acceptable to the Buyer, executed by an appropriate officer of the Seller, dated the Closing Date, and certifying that attached thereto are true and complete copies of:  (i) the Articles of Organization as in effect as of the Closing Date; (ii) the Operating Agreement as in effect as of the Closing Date; and (iii) the resolutions duly adopted by the members of the Seller and the Company authorizing the execution, delivery, and performance by the Seller and the Company of this Agreement and each Transaction Document to which either the Seller or the Company is a party, which resolutions have not been modified, rescinded, or amended and are in full force and effect as of the Closing Date;

(b)           Certificates, in form and substance reasonably acceptable to the Buyer, dated the Closing Date, executed by (i) the President of the Company, certifying (in accordance with Sections 8.2(a) and 8.2(b)) as to the accuracy of the Company’s representations and warranties at and as of the Closing and the performance by the Company of its covenants and agreements set forth in this Agreement to be performed prior to the Closing Date, and (ii) by each of the Seller Parties certifying (in accordance with Sections 8.2(a) and 8.2(b)) as to the accuracy of his, her or its representations and warranties at and as of the Closing and the performance by such Seller Party of his, her or its covenants and agreements set forth in this Agreement to be performed prior to the Closing Date;

(c)           Resignations duly executed by each of the officers, directors and managers of the Company in form and substance reasonably satisfactory to the Buyer;

(d)           A certificate of good standing or the equivalent with respect to the Company from the Secretary of the State of South Carolina and for each state in which the Company is qualified to do business as a foreign limited liability company, in each case dated not earlier than ten (10) Business Days prior to the Closing Date;

(e)           All waivers or consents, as applicable, of third parties with respect to the contracts listed on Schedule 3.2(e) in form reasonably satisfactory to the Buyer;

(f)           All instruments and documents necessary to release any and all Liens other than Permitted Liens, including appropriate UCC termination statements;

(g)           An affidavit of non-foreign status that complies with Section 1445 of the Code;

(h)           The Escrow Agreement, duly executed by the Seller Party Representative and the Escrow Agent;

(i)           At the option of the Buyer, all papers necessary to replace signatories on the Company’s bank accounts with designees of the Buyer;

(j)           Employment agreements for terms of no less than three years and otherwise in forms acceptable to the Buyer, duly executed by each Scheduled Employee;

(k)          A lock-up agreement substantially in the form of the lock-up agreement attached hereto as Exhibit 3.2(k), signed by each of UFKES Holdings, LLC, Rebecca Ufkes and Philip Ufkes;

(l)           The Discharges duly executed by each payee;

(m)          Investor/Selling Stockholder questionnaires in a form reasonably acceptable to Buyer certifying that each Seller Party is an “accredited investor” under Regulation D promulgated by the Securities Act of 1933; and

(o)           Such other documents as the Buyer shall reasonably request by written notice prior to the Closing Date consistent with general market practice for transactions of this nature.

3.3           Documents and Items to be Delivered to the Seller Parties by the Buyer.

At the Closing, the Buyer will deliver to or on behalf of one or more of the Seller Parties (as indicated below):

(a)           To the Seller, the Closing Payment, and to the applicable recipients pursuant to Section 2.2, all other amounts required to be paid by the Buyer;

(b)           To the Seller Party Representative, a certificate, in form and substance reasonably acceptable to the Seller Party Representative, executed by an authorized officer of the Buyer, dated the Closing Date, and certifying that attached thereto are true and complete copies of (i) the charter of the Buyer as in effect as of the Closing Date; (ii)  the Bylaws (or similar organizational document(s)) of the Buyer, as amended and as in effect as of the Closing Date; and (iii) the resolutions duly adopted by the Board of Directors of the Buyer authorizing the execution, delivery, and performance of this Agreement and each Transaction Document to which it is a party, which resolutions have not been modified, rescinded or amended and are in full force and effect;

(c)           To the Seller Party Representative, a certificate, in form and substance reasonably acceptable to the Seller Party Representative, executed by an authorized officer of the Buyer, dated the Closing Date, certifying (in accordance with Sections 8.1(a) and 8.1(b)) as to the accuracy of the Buyer’s representations and warranties at and as of the Closing and the performance by the Buyer of its covenants and agreements set forth in this Agreement to be performed prior to the Closing Date;

(d)           Employment agreements in forms acceptable to each Scheduled Employee, duly executed by the Buyer or the Company (as a subsidiary of the Buyer);

(e)           To the Seller Party Representative, the Escrow Agreement, duly executed by the Buyer and the Escrow Agent; and

(f)           Such other documents as the Seller shall reasonably request by written notice prior to the Closing Date consistent with general market practice for transactions of this nature.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Each Seller Party (as applicable) hereby represents and warrants, severally and not jointly, to the Buyer as of the date hereof and as of the Closing Date as follows:

4.1           Organization and Qualifications of the Seller.  The Seller is a duly organized and validly existing limited liability company in good standing under the Laws of the State of South Carolina with all power and authority to own or lease all of its properties and assets and to conduct its business as currently conducted.

4.2           Authority; Binding Agreement. (a) The Philip J. Ufkes 2012 Grantor Retained Annuity Trust and the trustee thereof, in his capacity as trustee, have all requisite trust power and authority, (b) the Seller has all requisite limited liability company power and authority, and (c) each Owner that is an individual has the legal right and capacity, in each case to enter into this Agreement and each Transaction Document to which such Seller Party is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement and each Transaction Document to which such Seller Party is a party have been duly and validly executed and delivered by such Seller Party and, assuming such agreements constitute the legal, valid and binding obligations of the Buyer, constitute the legal, valid and binding agreements of such Seller Party, enforceable against such Seller Party in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity.

4.3           Title. The Seller owns all of the Interests beneficially and of record, and such Interests are owned by the Seller free and clear of all Liens of any kind or nature whatsoever.

4.4           Consents and Approvals; No Violation.

(a)           Except as set forth on Schedule 4.4(a), none of the execution and delivery of this Agreement or of the other Transaction Documents to which such Seller Party is a party by such Seller Party, nor the consummation of the transactions contemplated hereby or thereby, nor the compliance by such Seller Party with any of the provisions hereof or thereof, will:  (i) violate any injunction, judgment, order, decree, ruling, charge or other restriction, or law, statute, rule or regulation of any Governmental Authority to which such Seller Party is subject, (ii) with respect to the Philip J. Ufkes 2012 Grantor Retained Annuity Trust and the Seller, violate any organizational document of such Seller Party, (iii) violate or constitute a default under, result in the termination of, accelerate performance required by any of the terms, conditions or provisions of any material note, mortgage, deed of trust, lease or agreement of such Seller Party or (iv) result in the creation of any Lien on the material assets or properties of such Seller Party.

(b)           Except as set forth on Schedule 4.4(b), no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of such Seller Party is required to consummate the transactions contemplated by this Agreement or any other Transaction Document to which such Seller Party is a party.

4.5           Litigation.  There is no Claim pending or, to the knowledge of such Seller Party, threatened, against such Seller Party with respect to the execution and delivery of this Agreement or any Transaction Document to which such Seller Party is a party, or for the consummation by such Seller Party of the transactions contemplated hereby or thereby.

4.6.           Accredited Investor. Each Seller Party acknowledges that no ARTX Shares issued to the Seller (or, as applicable, the Owners) pursuant to Section 2.2 or Section 2.4 will, at the time of issuance, be registered under the Securities Act and that all ARTX Shares will be issued in reliance upon an applicable exemption from registration under the Securities Act. Each Seller Party hereby represents and warrants that such Seller Party is, and will be, immediately upon the issuance of any such ARTX Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act.  Each Seller Party agrees that all such ARTX Shares issued hereunder will be acquired by such Seller Party for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

4.7           Disclosure.  No representation or warranty of such Seller Party contained in this Article 4 contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make such representations and warranties, in light of the circumstances in which they are made, not misleading.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company and each Seller Party hereby represent and warrant to the Buyer as of the date hereof and as of the Closing Date as follows:

5.1           Organization and Qualifications of the Company. The Company is a duly organized and validly existing limited liability company in good standing under the Laws of the State of South Carolina with all power and authority to own or lease all of its properties and assets and to conduct its business as currently conducted, and is duly qualified and in good standing as a foreign entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not cause a Material Adverse Effect.

5.2           Capitalization; Record Ownership of Interests.  Schedule 5.2(a) sets forth the authorized, issued and outstanding membership interests of the Company. Except as set forth on Schedule 5.2(a), there are no outstanding (i) membership interests, voting securities or other ownership interests of the Company, (ii) securities of the Company convertible into or exchangeable for membership interests, voting securities or other ownership interests in the Company, or (iii) options, warrants, rights or other agreements or commitments to acquire from the Company, and no obligation or promise of the Company to issue, any membership interest, voting securities or other ownership interests in, or securities convertible into or exchangeable for membership interest or voting securities or other ownership interests in, the Company, and no obligation or promise of the Company to grant, extend or enter into any subscription, warrant, option, right, convertible or exchangeable security or other similar agreement or commitment (the items in clauses (i), (ii) and (iii) being referred to herein collectively as the “Company Securities”).  Except as set forth on Schedule 5.2(b) and for the Operating Agreement, there are no voting trusts, membership agreements, or other agreements, contracts or understandings relating to the ownership, voting or transfer of the Company Securities to which the Company is a party or by which it or any of the Company Securities are bound.  Except for the Operating Agreement, there are no other agreements, contracts or understandings with respect to the ownership, voting or transfer of any membership interests of the Company.  No Person other than the Seller owns of record or beneficially any Company Securities.

5.3           Actions and Authority; Enforceability.  The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each Transaction Document to which the Company is a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the members of the Company and no other proceedings on the part of the Company are necessary to authorize this Agreement and each Transaction Document to which the Company is a party or to consummate the transactions so contemplated.  This Agreement and each Transaction Document to which the Company is a party has been duly and validly executed and delivered by the Company and, assuming such agreements constitute the legal, valid and binding obligations of the Buyer, constitute the legal, valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity.

5.4           Consents and Approvals; No Violation.

(a)           Except as set forth on Schedule 5.4(a), none of the execution and delivery of this Agreement or of the other Transaction Documents to which the Company is a party by the Company, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company of the provisions hereof or thereof, will:  (i) violate any injunction, judgment, order, decree, ruling, charge or other restriction, or law, statute, rule or regulation of any Governmental Authority to which the Company or any of its material assets are subject, (ii) violate any provision of the articles of organization, as amended, of the Company (the “Articles of Organization”) or the Operating Agreement as amended of the Company (the “Operating Agreement”), (iii) violate or constitute a default under, result in the termination of, accelerate performance required by any of the terms, conditions or provisions of any material Contract or (iv)  result in the creation of any Lien on the material assets or properties of the Company.

(b)           Except as set forth on Schedule 5.4(b), no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of the Company is required to consummate the transactions contemplated by this Agreement or any other Transaction Document to which the Company is a party.

5.5           Financial Statements.

(a)           Attached to Schedule 5.5 are true, correct and complete copies of (i) the audited consolidated balance sheets, consolidated statements of income and comprehensive income, consolidated statements of change in members’ capital and consolidated statements of cash flows of the Company and its former subsidiaries as of and for the fiscal years ended December 31, 2013, 2012 and 2011 (including any related notes and schedules) (together, the “Financial Statements”).  The Financial Statements are complete and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated.  Except as set forth on Schedule 5.5, the Financial Statements, together with the notes thereto, fairly present (or will fairly present) the financial condition of the Company as of the dates, and for the periods, indicated therein in all material respects, subject in the case of the Interim Financial Statements to normal, immaterial and recurring year-end audit adjustments.

(b)           All books, records and accounts of the Company are accurate and complete in all material respects and are maintained in all material respects in accordance with good business practice and all applicable Laws.  The Company maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(c)           The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors (i) all significant deficiencies in the design or operation of internal controls which could materially and adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

5.6           No Undisclosed Liabilities.  The Company has no Indebtedness or Liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) other than those (a) reflected on the audited consolidated balance sheet of the Company and its former subsidiaries as of December 31, 2013 required to be delivered pursuant to Section 7.12 or on the Closing Balance Sheet pursuant to which Final Net Working Capital is finalized pursuant to Section 2.3, (b) incurred in the Ordinary Course of Business since December 31, 2013, (c) Professional Fees and other Pre-Closing Costs, and (d) off balance sheet Liabilities not exceeding One Hundred Thousand Dollars ($100,000) in the aggregate, none of which in Sections 5.6(b), (c) or (d) results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law.

5.7           Absence of Certain Changes.  Except as set forth in Schedule 5.7, since January 1, 2014, (a) the Company has conducted its business only in the Ordinary Course of Business, and (b) there has not been any event, change, circumstance or development (whether or not arising in the Ordinary Course of Business) which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Without limiting the generality of the foregoing, since January 1, 2014, except as set forth in Schedule 5.7, the Company has not taken any action or omitted to take any action that, if taken or omitted after the date hereof without the prior written consent of the Buyer, would constitute a breach of Section 7.1.

5.8           Brokers.  No investment banker, broker or finder, other than KippsDeSanto & Co. is entitled to receive any brokerage, finder’s or other payment, fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company or any of its officers, directors, managers or employees or the Seller Parties.

5.9           Employee Benefit Matters.

(a) Set forth on Schedule 5.9(a) is a true and complete list of each deferred compensation, executive compensation, incentive compensation, phantom units plan or other ownership appreciation rights plan, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by the Company for the benefit of any employee or terminated employee of the Company or any of the foregoing previously maintained or contributed to by the Company and with respect to which the Company has any Liability (collectively, the “Benefit Plans”). The Company has made available to the Buyer true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof) and any amendments thereto, (ii) the two most recent annual reports on Form 5500 (including all schedules and attachments thereto) filed with the IRS with respect to each Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Benefit Plan for which such a summary plan description is required, (iv) each trust agreement, group annuity contract or other funding and financing arrangement relating to any Benefit Plan, and (v) the latest determination or opinion letter, if any, from the United States Internal Revenue Service, as to its qualification, for each Benefit Plan intended to be qualified within the meaning of Section 5.9(c) below.

(b) Except as set forth on Schedule 5.9(b), with respect to each Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with the Company’s usual method of accounting on the Financial Statements.  The Company does not have any liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA.

(c) Each Benefit Plan is and has been operated at all times in material compliance with its terms and all applicable Laws, including ERISA and the Code.  Each Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified (or is based on a current prototype plan or volume submitted specimen which has received a favorable opinion letter) or the Company has requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law.  Except as set forth on Schedule 5.9(c), to the Knowledge of the Company, no fact exists which could adversely affect the qualified status of such Benefit Plans or the exempt status of such trusts.

(d) With respect to each Benefit Plan: (i) no Claim is pending, or to the Knowledge of the Company, threatened (other than routine claims for benefits arising in the ordinary course of administration); (ii) no non-exempt prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred that would result in a material Liability to the Company, and (iii) all reporting responsibilities under ERISA have been met in all material respects.

(e) No Benefit Plan and no employee benefit plan maintained or contributed to by an ERISA Affiliate, currently or within the past six years, is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code.

(f) There is no arrangement under any Benefit Plan with respect to any employee that would result in the payment of any amount that by operation of Sections 280G or 162(m) of the Code would not be deductible by the Company.

(g) The Company has complied in all material respects with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(h) Except as disclosed on Schedule 5.9(h), neither the execution, delivery, nor consummation of the transactions contemplated by this Agreement and the other Transaction Documents will: (i) entitle any individual to severance pay, unemployment compensation or other additional benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code.

(i) Except to the extent required by Section 4980B of the Code or other similar applicable Law, the Company provides no health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(j) Each Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) as of the Closing Date is in documentary and operational compliance with Section 409A of the Code.

5.10           Litigation.  Except as set forth on Schedule 5.10(a), (a) there is no Claim (whether civil, criminal or administrative) pending or, to the Knowledge of the Company, being overtly threatened) against the Company, (b) there are no audits, investigations or inquiries pending before any Governmental Authority or, to the Knowledge of the Company, being overtly threatened, against the Company, (c) there is no outstanding Order writ, judgment, injunction, decree, determination or award of any legal or administrative body or arbitrator against the Company, nor is any property or asset of the Company subject to any such Order, writ, judgment, injunction, decree, determination or award, which restricts its ability to conduct business in any area in which it presently does business or has or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (d) the Company is not engaged in any legal action to recover monies due to it or for damages sustained by it, and (e) there are no Claims pending or, to the Knowledge of the Company or the Seller Parties, threatened against the Company or to which the Company is otherwise a party relating to this Agreement or any Transaction Document or the transactions contemplated hereby or thereby. Schedule 5.10(b) sets forth a list of all material Claims that were asserted against the Company during the three year period ending on the date hereof.

5.11           Tax Matters.

(a)           The Company has duly and timely filed all Tax Returns with respect to Taxes required to be filed on or before the Closing Date.  All such Tax Returns are true, complete and correct in all material respects.  All Taxes owed by the Company (whether or not shown on any Tax Return) have been duly and timely paid.  The Company has not extended or otherwise waived the benefit of any applicable statute of limitations or agreed to any extension of time with respect to a Tax assessment or deficiency. No claim has been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(b)           Except as set forth on Schedule 5.11(b), the Company has withheld all required amounts in respect of Taxes from its employees, agents, contractors and nonresidents or other third parties and, to the extent required, has remitted such amounts to the proper Governmental Authority.

(c)           Except as set forth on Schedule 5.11(c), there is no dispute or claim concerning any liability for Taxes of the Company either (i) claimed or raised by any Governmental Authority in writing, or (ii) as to which the Seller Parties or Company has Knowledge based upon personal contact with any agent of such Governmental Authority.  Schedule 5.11(c) hereto lists all federal, state, local and foreign income Tax Returns filed with respect to the Company for taxable periods ending within three (3) years of the date of this Agreement, and indicates those Tax Returns that have been audited and those Tax Returns that currently are the subject of audit.  The Company has delivered or made available to the Buyer correct and complete copies of all federal, state, local and foreign income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since the date of the formation of the Company.

(d)           The Seller is not a “foreign person” within the meaning of Section 1445(b)(2) of the Code.

(e)           There are no Liens with respect to Taxes (other than Permitted Liens) on any assets of the Company.

(f)           The Company is not a party to any Tax allocation or sharing agreement or similar  contract or arrangement that obligates it to make any payment computed by reference to the Tax liabilities of any other Person except for agreements not dealing principally with the sharing, allocation, or indemnification of Taxes and in which the provisions dealing with Taxes are of a type typically included in such agreements (such as acquisition agreements, employment agreements, leases and loan agreements).

(g)           The Company has been treated as a partnership, a subchapter S corporation or a disregarded entity for Federal income Tax purposes since its inception.  The Company has never been treated as an association taxable as a subchapter C corporation for Federal income Tax purposes.

5.12           Intellectual Property.

(a)           Disclosure.

(i)           Schedule 5.12(a)(i) sets forth all United States and foreign issued patents, patent applications, trademark registrations, trademark applications, unregistered trademarks, domain names, copyright registrations, copyright applications, and software owned by the Company, specifying as to each item, as applicable:  (i) the title; (ii) the issuance, registration or application number, and (iii) the expiration date of any issued patent, if applicable.

(ii)           Schedule 5.12(a)(ii) sets forth all Intellectual Property licenses and other agreements or permissions (“IP Licenses”) (other than shrink wrap licenses or other similar licenses for commercial off-the-shelf software with a license fee of $25,000 or less) under which the Company is a licensee or otherwise is authorized to use any Intellectual Property that is used in the business of the Company as currently conducted.

(b)           Ownership.  Except as set forth on Schedule 5.12(b) and except for any Intellectual Property licensed to the Company, the Company owns, free and clear of all Liens other than Permitted Liens, all Intellectual Property identified on Schedule 5.12(a)(i) and all other Intellectual Property that is used in connection with the business of the Company as currently conducted.  Except as set forth in Schedule 5.12(b), the Company has the exclusive and unrestricted right to sell, license, or assign the Intellectual Property that it owns.  Neither this Agreement nor any transaction contemplated by this Agreement will result in the grant of any right or license with respect to any Intellectual Property owned by Company to any third party pursuant to any Contract to which Company is a party or by which the Intellectual of Company is bound.

(c)           Licenses.  The Company has an enforceable license to use all Intellectual Property that is the subject of the IP Licenses and any other Intellectual Property licensed to the Company that is used in the business of the Company as currently conducted.  Except as set forth on Schedule 5.12(c), each IP License is in full force and effect and is enforceable against the Company and, to the Knowledge of the Company, there does not exist under any IP License any default or condition or event that, after notice or lapse of time or both, would constitute a material default on the part of Company or, to Company’s Knowledge, on the part of any other party to such IP License.

(d)           Registrations.  All registrations for copyrights, domain names, or trademarks and all issued patents that are owned or held by the Company are in force, and all applications filed by or on behalf of the Company to register any copyrights, patents and trademarks are active and pending without, to the Knowledge of the Company, challenge, interference or opposition.

(e)           Claims.  Except as set forth on Schedule 5.12(e):

(i)           No Claim is pending or, to the Knowledge of the Company, threatened against the Company, and, to the Knowledge of the Company, there is no basis for any Claim that challenges the validity, enforceability, ownership, or right to use, sell, or license any Intellectual Property owned by the Company.  In addition, no item of Intellectual Property owned by the Company is subject to any outstanding Order, stipulation, or settlement agreement restricting in any manner the use or the licensing thereof.

(ii)           No Claim is pending or, to the Knowledge of the Company, threatened against the Company, and to the Knowledge of the Company, there is not a reasonable basis for any Claim based upon Company’s failure to comply with any IP License.

(iii)           The Company has not received any notice that the business of the Company as currently conducted has infringed upon or otherwise violated the Intellectual Property rights of a third party nor, to the Knowledge of the Company, has such a Claim been threatened nor is there any basis for any such Claim related to the business of the Company as currently conducted.

(iv)           To the Knowledge of the Company, no third party is infringing upon or otherwise violating any Intellectual Property owned by the Company.

(f)           The Company uses commercially reasonable efforts to protect the Company’s confidential information.

5.13           Real Property; Personal Property.

(a)           The Company does not own any real property.

(b)           Schedule 5.13(b) lists all real property leased or subleased to the Company and all real property subleased by the Company to any third parties. With respect to each property listed on Schedule 5.13(b): (i) each lease or sublease is in full force and effect and is binding, and enforceable against the Company and, to the Knowledge of the Company, each of the other parties thereto, in accordance with their respective terms subject to (A) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (B) general principles of equity, (ii) the Company is not, and to the Knowledge of the Company no other party thereto is, in breach or default under any such lease or sublease and, to Knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder, (iii) neither the Company nor any subsidiary has received written notice of any condemnation or eminent domain proceeding pending or threatened against such property or any part thereof, (iv) true, complete and correct copies of each such lease and sublease have been made available for inspection by the Buyer.

(c)           The Company currently owns or leases all personal property necessary to conduct its business and operations as they are currently being conducted.  All material tangible personal property owned by the Company, or used by the Company in the operation of business, is in satisfactory operating condition, ordinary wear and tear excepted, and is adequate for the business currently conducted by the Company.  With respect to the personal property and assets it leases, except as set forth on Schedule 5.13(c), the Company is in material compliance with such leases and holds a valid leasehold interest free of any Liens other than Permitted Liens.

5.14           Insurance.  The Company has insurance policies in full force and effect (a) for such amounts as are sufficient for all requirements of Law and all agreements to which the Company is a party or by which it is bound, and (b) which are in such amounts, with such deductibles and against such risks and losses, as are reasonable for the business, assets and properties of the Company. Set forth on Schedule 5.14 is a list of all policies of insurance (other than those that are Benefit Plans) to which the Company is a party, a named insured or otherwise the beneficiary of coverage.  With respect to each such insurance policy:  (a) the policy is in full force and effect by its terms, (b) the Company is not in breach or default, (c) to the Knowledge of the Company, no event has occurred that, with notice or the lapse of time, would constitute a breach of default, or permit termination, modification or acceleration, under the policy, (d) the Company has not received written notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general and (e) all such insurance will remain in full force and effect immediately following the consummation of the transactions contemplated hereby.

5.15           Contracts.

(a)           Schedule 5.15(a) attached hereto contains a complete, current and correct list of all of the following types of Contracts to which the Company is a party or otherwise bound as of the date of this Agreement:

(i)           any Contract that requires or may reasonably foreseeably require payments by or to the Company in excess of $50,000 in any calendar year;

(ii)           any Contract with any Seller Party Affiliate of the Company (or a family member of any  Seller Party or Affiliate of the Company), or any current or former officer, director or manager of the Company;

(iii)          any guaranty, indemnification, surety or performance bond or letter of credit issued or posted, as applicable, by the Company;

(iv)          any Contract (A) relating to any loan or advance by the Company to any Person which is outstanding as of the date of this Agreement or (B) obligation or committing the Company to make any such loans or advances; or

(v)           any Contract with any labor union or association representing any employee of the Company;

(vi)          any Contract for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or proprietary information (but not including confidentiality or non-disclosure agreements entered into in the Ordinary Course of Business);

 (vii)        any Contract containing covenants of the Company not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any person with respect to employment or covenants of any other Person not to compete with the Company in any line of business or in any geographical area or not to solicit or hire any person with respect to employment;

(viii)        any Contract relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company of any operating business or material assets or the capital stock of any other Person;

(ix)           all Contracts obligating the Company to provide or obtain products or services for a period of one year or more or requiring the Company to purchase or sell a stated portion of its requirements or outputs;

(x)           any Contract providing for severance, retention, change in control or other similar payments;
(xi)          any Contract for the employment of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of $50,000;

(xii)         material management Contracts and Contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than 30 days’ notice;

(xiii)        any power of attorney affecting the Company; and

(xiv)        Contracts that are otherwise material to the Company.

(b)           With respect to each Contract, (i) each Contract is legal, valid, binding, enforceable and in full force and effect against the Company and, to the Knowledge of the Company, each of the other parties thereto, in accordance with their respective terms subject to (A) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affects the rights and remedies of creditors and (B) general principles of equity and, upon consummation of the transactions contemplated by this Agreement, shall, except as otherwise stated in Schedule 5.15(b), continue in full force and effect immediately after the closing without penalty or other adverse consequence, and (ii) (A) the Company is not in material breach or default of, or repudiated, any provision of the Contract and (B) to the Knowledge of the Company, no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Contract. The Company has delivered to the Buyer true, correct and complete copies of all of the Contracts listed in Schedule 5.15(a), together with all amendments, modifications or supplements thereto.

5.16           Government Contracts and Regulatory Matters.

(a)           Lists of Government Contracts and Government Bids.

(i) Schedule 5.16(a)(i) sets forth as of the date hereof a current, complete and accurate list of all Government Contracts the period of performance of which has not yet expired or terminated or for which final payment has not yet been received,  and in each case there is a reasonable likelihood of payment or financial liability greater than $100,000 thereunder (collectively, the “Current Government Contracts”).  Each Current Government Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable against the Company and, to the Knowledge of the Company, against the other parties thereto, in accordance with its terms.

(ii) Schedule 5.16(a)(ii) sets forth a current, complete and accurate list of each unexpired Government Bid of the Company as of the date hereof.

(iii) Schedule 5.16(a)(iii) sets forth a current, accurate and complete list of each Current Government Contract with any Governmental Authority that was awarded to the Company pursuant to a procurement that was restricted to bidders qualified as a “small business,” “small disadvantaged business,” or otherwise possessing protégé status, woman-owned small business, or other preferential status (including, but not limited to, participation in preferential status programs such as the Historically Underutilized Business Zone (“HUBZone”) program and participation under Section 8(a) of the Small Business Act) or a “minority set aside” or other “set aside” status (collectively, including qualification as a “small business” or “small disadvantaged business,” a “Preferred Bidder Status”).

(b)           Representations and Warranties Regarding Government Contracts.  With respect to each Current Government Contract listed or required to be listed on Schedule 5.16(a)(i) or Government Bid which, if accepted, would result in a Current Government Contract (a “Material Government Bid”), and with respect to every Government Contract to which the Company has been a party within the past three (3) years, except as set forth on Schedule 5.16(b): (i) the Company has complied with all material terms and conditions of such Government Contract or Material Government Bid, including all clauses, provisions and requirements incorporated expressly by reference or by operation of Law therein; (ii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract or Material Government Bid were complete and correct in all material respects as of the dates they were made (or deemed made), and the Company has complied in all material respects with all such representations and certifications; (iii) all Cost or Pricing Data (as defined in Federal Acquisition Regulation (“FAR”) § 15.401) and other information submitted by the Company in support of the negotiation of the Government Contracts or Material Government Bids, or modifications thereto, or in support of requests for payments thereunder, was, as of the date of price agreement or payment submission current, accurate and complete in all material respects; (iv) neither the U.S. Government nor any prime contractor, subcontractor or other Person has notified the Company, either in writing or, to the Knowledge of the Company, orally, that the Company has breached or violated any Law, certification, representation, clause, provision or requirement pertaining to such Government Contract or Material Government Bid; (v) the Company has not been notified in writing or, to the Knowledge of the Company, orally, by the U.S. Government, any prime contractor, subcontractor or any other Person that any such Government Contract has been terminated for any reason and no cure notice or show cause notice is currently in effect pertaining to any such Government Contract or Material Government Bid; (vi) to the Knowledge of the Company, no money due to the Company pertaining to such Government Contract or Material Government Bid has been withheld or offset nor has any claim been made in writing to withhold or offset money; and (vii) neither the Company nor any of the Company’s Principals as that term is defined in Federal Acquisition Regulation 52.209-5 has been suspended or debarred from doing business with the United States Government, has been proposed for suspension or debarment, or has been the subject of a finding of non-responsibility or ineligibility for contracting with a Governmental Authority on a Government Bid.

(c)           None of the Company, its directors, managers or officers or, to the Knowledge of the Company, its other employees or agents is (or during the last three years has been) under administrative, civil or criminal investigation or indictment by any Governmental Authority.  To the Knowledge of the Company, there has been no audit or investigation of the Company with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid.  During the last seven years, the Company has not conducted or initiated any internal investigation or made a voluntary disclosure to the U.S. Government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid.

(d)           There exist no outstanding material disputes with the Company, and there have not existed within the last seven years any material disputes with the Company, either by the U.S. Government or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract or Government Bid.

(e)           The Company’s accounting system meets the requirements of the FAR and Federal Cost Accounting Standards in all material respects.  To the Knowledge of the Company, there are no reports resulting from financial contract audits or other investigations by United States Governmental Authority officials of any of the Government Contracts (past or present) that conclude that Company engaged in overcharging or other defective pricing practices or in other practices in violation of the FAR.

(f)           The Company is and has at all times been in compliance in all material respects with all Laws applicable to its business, operations or assets.  The Company has not received any written or, to the Knowledge of the Company, oral notice of, or been formally charged with, the violation of any such Laws.

(g)           The Company maintains and possesses, and will as of the Closing Date maintain and possess, facility clearances granted pursuant to the NISPOM by either the Department of Defense or such other U.S. government agencies to perform the classified Government Contracts and as otherwise reasonably necessary for the continued conduct of the Government Contracts and Government Bids, in substantially the same manner as conducted as of the date hereof. To the Knowledge of the Company, the Company has complied in all material respects with the NISPOM and all applicable laws relating to its facility clearance.

(h)           The Company has at all times been in material compliance with the Export Administration Regulations (15 C.F.R. §§ 730-774), the International Traffic in Arms Regulations (22 C.F.R. §§ 120-130), the foreign assets control regulations (31 C.F.R. §§ 501-598) and other United States economic sanctions Law and the customs regulations (19 C.F.R. §§ 1-360) relating to: (i) the export or transfer of commodities, software, technical data and technology, from the United States to any other country; (ii) the re-export or transfer of commodities, software, technical data and technology from any country outside the United States to any other country outside the United States; (iii) the release of technology or technical data to any non-U.S. national within or outside the United States; (iv) the importation into the United States of any products, merchandise or technology; (v) the provision of services to persons outside the United States or to non-U.S. persons within the United States; and (vi) the receipt or acquisition of services by persons located outside the United States, or by non-U.S. nationals within the United States; except where such noncompliance, if any, is included in Section 5.16(h)  of the Disclosure Schedules.  Except as set forth on Disclosure Schedule 5.16(h), to the Knowledge of the Company there are no pending or threatened claims against the Company with respect to import, export or re-export transactions.

5.17           Personnel.

(a)           Set forth on Schedule 5.17(a) is a list of the names, job titles, hire dates, current annual base salary rates and total compensation paid from January 1, 2013 through September 30, 2013, and the amounts, as of March 14, 2014, of accrued and unused vacation time and sick time of all of the Company’s employees.  No person has provided any written or, to the Knowledge of the Company, oral notice that such person plans to terminate his or her employment or service with the Company. Except as specifically identified on Schedule 5.17(a), all employees of the Company are employed at will.

(b)           The Company has complied in all material respects with all applicable Laws which relate to employment of labor, including those concerning wages, hours, occupational safety and health, work authorization, equal employment opportunity, immigration, unemployment compensation and worker’s compensation and has not engaged in any unfair labor practice.  The Company has complied in all material respects with the payment and withholding of income, FICA, FUTA and similar taxes and the classification of employees as exempt or non-exempt under the Fair Labor Standards Act and similar state laws and of workers as employees or independent contractors.  The Company is not, nor ever was, a party to or otherwise bound by any labor or collective bargaining agreement.  There is no labor strike or concerted work stoppage pending or to Knowledge of the Company, threatened, and the Company has not experienced any labor strike or material concerted labor stoppage. To the Company’s actual Knowledge without due diligence, no union organization campaign is in progress with respect to the Company’s employees. The Company has not incurred, nor does it reasonably expect to incur, any Liability under the Worker Adjustment and Retraining Notification Act, and the regulations promulgated thereunder (the “WARN Act”), or any similar state or local Law which remains unsatisfied.  With respect to the Company, except as set forth on Schedule 5.17(b), there are no pending or, to the Knowledge of the Company, threatened actions, charges, citations or consent decrees by or with any Governmental Authority concerning: (i) wages, compensation, bonuses, commissions, awards or payroll deductions, equal employment or human rights violations regarding race, color, religion, sex, national origin, age, disability, veteran’s status, marital status, or any other recognized protected class, status or attribute under any federal, state, local or foreign equal employment Law prohibiting discrimination, (ii) representation petitions or unfair labor practices, (iii) occupational safety and health, (iv) workers’ compensation, (v) wrongful termination, negligent hiring, invasion of privacy or defamation or (vi) immigration or any other claims under state or federal labor Law.

5.18           Environmental Matters. The Company (a) except in compliance with applicable Law, has not engaged in or permitted any operation or activity at or upon, or any use or occupancy of, any real property owned or utilized of the Company for the purposes of or in any way involving the handling, use, treatment, Release or storage of any Hazardous Materials on, under, in or about any real property, or transported any Hazardous Materials to, from or across any real property, (b) is, and at all times has been in compliance, in all material respects, with any and all applicable Environmental Laws, (c) has received and is, and at all times has been, in compliance in all material respects with all permits, licenses or other approvals required under applicable Environmental Laws for the conduct of its business, and (d) has not received written notice of any actual or potential liability involving the handling, use, storage, transportation, disposal or Release of Hazardous Materials.  The Company has provided to the Buyer copies of all documents, records, and information available to the Company concerning any environmental or health and safety matter relevant to the Company, whether generated by the Company or others, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any Governmental Authority.

5.19           Bank Accounts. Schedule 5.19 lists the names and locations of all banks and other financial institutions with which the Company maintains a deposit account (or at which an account is maintained to which the Company has access as to which deposits are made on behalf of the Company), in each case listing the type of account, the account number therefor, and the names of all Persons authorized to draw thereupon or have access thereto and lists the locations of all safe deposit boxes used by the Company.

5.20           Suppliers and Customers. Schedule 5.20 lists the twenty (20) largest customers (based on revenue received by the Company) and the ten (10) largest suppliers (based on payments made by the Company) for each of the most recently completed fiscal year, showing the approximate total sales by the Company to each such customer and the approximate total purchases by the Company from each such supplier, during such period.  Except as set forth on Schedule 5.20, (a) no customer listed on Schedule 5.20 has notified the Company in writing or, to the Knowledge of the Company, orally, that it shall stop or materially decrease the rate of buying products and services from the Company and (b) no supplier listed on Schedule 5.20 has notified the Company in writing, or, to the Knowledge of the Company, orally, that it shall stop or materially decrease the rate of supplying materials, products or services to the Company.

5.21           Inventory. The inventories of the Company are in good and marketable condition, and are usable and of a quantity and quality saleable in the Ordinary Course of Business. The inventories of the Company set forth in both the audited consolidated balance sheet of the Company and its former subsidiaries as of December 31, 2013 required to be delivered pursuant to Section 7.12 and the Closing Balance Sheet pursuant to which Final Net Working Capital is finalized pursuant to Section 2.3 were valued at the lower of cost (on a FIFO/LIFO basis) or market and were properly stated therein in accordance with GAAP consistently applied. Adequate reserves have been reflected in such balance sheet for obsolete, excess, damaged, slow-moving, or otherwise unusable inventory, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied and the Company’s past accounting practices. The inventories of the Company constitute sufficient quantities for the normal operation of business in accordance with past practice.

5.22           Permits.  The Company has all material permits, licenses, registrations and any similar material authority (collectively “Permits”) necessary for the conduct of its business as now being conducted by it.  The Company has not received written notice of (a) any pending proceedings which could reasonably be expected to result in the revocation, cancellation, suspension or (b) any materially adverse modification of any such Permits or any material default under any of such Permits.

5.23           No Subsidiaries.  The Company does not own or control, directly or indirectly, any interest in any Person, nor has it ever owned or controlled any such interest, except as set forth in Schedule 5.23.  The business of the Company has never been conducted by or through any other Person.

5.24           No Closing Bonuses.  Other than the Closing Bonus Payments, the Company has not paid, nor has it entered into any agreements or understanding, written or verbal, obligating it to pay, any bonuses or other payments to employees in respect of this transaction.

5.25           Product Warranty; Product Liability.

(a)           Except as set forth on Schedule 5.25(a), each product manufactured, sold or delivered by the Company in conducting its business has been in conformity in all material respects with all product specifications, all express and implied warranties and all applicable Laws. The Company has no material Liability for replacement or repair of any such products or other damages in connection therewith or any other customer or product obligations which is not reserved against on either the audited consolidated balance sheet of the Company and its former subsidiaries as of December 31, 2013 required to be delivered pursuant to Section 7.12 or the Closing Balance Sheet pursuant to which Final Net Working Capital is finalized pursuant to Section 2.3.  Except as set forth on Schedule 5.25(b), the Company has not sold any products or delivered any services that included a warranty for a period of longer than one year.

(b)           The Company has no material Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of the Company. To the Knowledge of the Company, (i) the Company has not committed any act or failed to commit any act, which would reasonably be expected to result in, and (ii) there has been no occurrence which would reasonably be expected to give rise to or form the basis of, any product liability or liability for breach of warranty (whether covered by insurance or not) on the part of the Company with respect to products designed, manufactured, assembled, repaired, maintained, delivered, sold or installed or services rendered by or on behalf of the Company.

5.26           Disclosure.  No representation or warranty of the Company or the Seller Parties contained in this Article 5 contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make such representations and warranties, in light of the circumstances in which they are made, not misleading.

5.27           No Additional Representations.

(a)           Except for the representations and warranties contained in Article 4 and this Article 5 (in each case as modified by the Disclosure Schedules), neither the Seller Parties, the Company nor any other Person has made or shall be deemed to have made any representation or warranty to the Buyer, express or implied, at law or in equity, with respect to the Company or the business of the Company, including any representations and warranties as to the accuracy or completeness of any future sales, revenue, profitability or success of the business of the Company, or any representations or warranties arising from statute or otherwise in law, from a course of dealing or a usage of trade.  All other representations and warranties are expressly disclaimed by the Seller Parties and the Company.

(b)           Each Seller Party hereby acknowledges and agrees that except for the representations and warranties set forth in Article 6 (in each case, as modified by the Disclosure Schedules), and without limiting any Seller Party’s right to pursue claims on the basis of fraud or intentional misrepresentation, (i) (A) neither the Buyer nor any other Person has made or shall be deemed to have made any other express or implied representation or warranty with respect to the Buyer or the business of the Buyer, including with respect to any information provided or made available to the Company, any of the Seller Parties or any of their respective Affiliates, stockholders, directors, managers, officers, employees, agents, representatives or advisors, or any other Person and (B) neither the Buyer nor any other Person will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to the Company, any of the Seller Parties or any of their respective Affiliates, stockholders, directors, managers, officers, employees, agents, representatives or advisors, or any other Person, resulting from the delivery, dissemination or any other distribution to the Company, any of the Seller Parties or any of their respective Affiliates, stockholders, directors, managers, officers, employees, agents, representatives or advisors, or any other Person, or the use by the Company, any of the Seller Parties or any of their respective Affiliates, stockholders, directors, managers, officers, employees, agents, representatives or advisors, or any other Person, of any such information provided or made available to any of them by the Buyer, or any of its respective stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to the Company, any of the Seller Parties or any of their respective Affiliates, stockholders, directors, managers, officers, employees, agents, representatives or advisors, or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the transactions contemplated by this Agreement, and (ii) neither the Buyer nor any other Person has made or is making any other express or implied representation or warranty with respect to the Buyer or the business of the Buyer, including with respect to any information provided or made available, whether before or after the date of this Agreement, to the Company, any of the Seller Parties or any of their respective Affiliates, stockholders, directors, managers, officers, employees, agents, representatives or advisors, or any other Person, with respect to estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller Parties as of the date hereof and as of the Closing Date as follows:

6.1           Organization.  The Buyer is a duly organized and validly existing corporation in good standing under the Laws of Delaware with all corporate power and authority to own or lease all of its properties and assets and to conduct its business as presently conducted.

6.2           Actions and Authority; Enforceability. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each Transaction Document to which the Buyer is a party by the Buyer and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement and each Transaction Document to which the Buyer is a party or to consummate such transactions.  This Agreement and each Transaction Document to which it is a party has been duly and validly executed and delivered by the Buyer and, assuming such agreements constitute the legal, valid and binding obligations of the Seller Parties and the Company, constitute the legal, valid and binding agreements of the Buyer, enforceable against the Buyer in accordance with their terms, except as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (B) general principles of equity.

6.3           Consents and Approvals; No Violation. 1.103 (a) Except as set forth on Schedule 6.3(a), neither the execution and delivery of this Agreement by the Buyer or any of the Transaction Documents to which the Buyer is a party, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by the Buyer with any provisions hereof and thereof, will:  (i) violate any injunction, judgment, order, decree, ruling, charge or other restriction, or law, statute, rule or regulation of any Governmental Authority to which the Buyer is subject, or (ii) violate any provision of the charter or bylaws of the Buyer, (iii) violate or constitute a default under, result in the termination of, accelerate performance required by any of the terms, conditions or provisions of any material note, mortgage, deed of trust, lease or agreement of the Buyer or (iv)  result in the creation of any Lien on the material assets or properties of the Buyer, except in the cases of clauses (iii) and (iv) where such violation, default or creation would not be reasonably expected to have a material adverse effect on the Buyer’s ability to consummate the transactions herein.

(b)           Except as set forth on Schedule 6.3(b), no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of the Buyer is required to consummate the transactions contemplated by this Agreement or any of the Transaction Documents to which the Buyer is a party.

6.4           Brokers. Except as set forth on Schedule 6.4, no investment banker, agent, broker, Person or firm acting on behalf of the Buyer or its stockholders is, or will be, entitled to any commission or broker’s or finder’s fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

6.5           Solvency; Ability to Perform Agreement. The Buyer is solvent, now has, or at the Closing Date will have, available funds necessary to pay the Purchase Price, and there is no occurrence, event or condition with respect to it that would prevent it from performing this Agreement in all material respects.  The Buyer will not become insolvent as a result of consummating the transaction contemplated by this Agreement or any of the Transaction Documents to which the Buyer is a party.

6.6           Investment Intent. The Buyer is acquiring the Interests for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act and the rules and regulations issued pursuant thereto.

6.7           Actions and Proceedings.  There is no Claim (whether civil, criminal, administrative, investigative, or informal) pending or, to the Knowledge of the Buyer, overtly threatened, against or relating to the Buyer that could reasonably cause a material adverse effect on the Buyer’s ability to perform its obligations hereunder, or to consummate the transactions contemplated hereby, or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby. The Buyer is not subject to any outstanding Order of any legal or administrative body or arbitrator that could reasonably cause a material adverse effect on the Buyer’s ability to perform its obligations hereunder.  To the Knowledge of the Buyer there are no audits, investigations or inquiries by any Governmental Authority pending, threatened or contemplated to which the Buyer is a party or of which any of its property is the subject, that could reasonably cause a material adverse effect on the Buyer’s ability to perform its obligations hereunder.

6.8           Disclosure.  No representation or warranty of the Buyer contained in this Article 6 contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make such representations and warranties, in light of the circumstances in which they are made, not misleading.

6.9           No Other Representations or Warranties.  The Buyer hereby acknowledges and agrees that except for the representations and warranties set forth in Articles 4 and 5 (in each case, as modified by the Disclosure Schedules), and without limiting the Buyer’s right to pursue claims on the basis of fraud or intentional misrepresentation, (a) (i) neither the Seller Parties, the Company nor any other Person has made or shall be deemed to have made any other express or implied representation or warranty with respect to the Company or the business of the Company, including with respect to any information provided or made available to the Buyer, any of the Buyer Parties or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person and (ii) neither the Seller Parties, the Company nor any other Person will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to the Buyer, any of the Buyer Parties or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, resulting from the delivery, dissemination or any other distribution to the Buyer, any of the Buyer Parties or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, or the use by the Buyer, any of the Buyer Parties or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, of any such information provided or made available to any of them by the Seller Parties or the Company, or any of their respective stockholders, directors, managers, officers, employees, agents, representatives or advisors, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to the Buyer, any of the Buyer Parties or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the transactions contemplated by this Agreement, and (b) neither the Seller Parties, the Company nor any other Person has made or is making any other express or implied representation or warranty with respect to the Company or the business of the Company, including with respect to any information provided or made available, whether before or after the date of this Agreement, to the Buyer, any of the Buyer Parties or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, with respect to estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

6.10           No Foreign Ownership, Control or Influence.  The Buyer’s principal place of business is located in Ann Arbor, Michigan, all of its directors and executive officers are “U.S. nationals” as defined by the Committee on Foreign Investment in the United States (“CFIUS”), Regulations Pertaining to Mergers, Acquisitions, and Takeovers by Foreign Persons, 31 C.F.R. Part 800 (“CFIUS Regulations”).

6.11           Buyer Common Stock. The ARTX Shares issued pursuant to Section 2.2 and to be issued (if at all) pursuant to Section 2.4 have been (and will have been upon issuance, as applicable) duly authorized, validly issued, fully paid, and nonassessable.

6.12           SEC Documents. The Buyer has filed all required registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2013. All such required registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including those that the Buyer may file subsequent to the date of this Agreement until the Closing) are referred to herein as the “Buyer SEC Reports.” As of their respective dates, the Buyer SEC Reports (a) were prepared in accordance and complied in all material respects with the requirements of all securities Laws applicable to such Buyer SEC Reports, and (b) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Buyer’s subsidiaries is required to file any forms, reports or other documents with the SEC.

6.13           Absence of Buyer Material Adverse Effect. Since the date of the latest Buyer SEC Report, there has not occurred a material adverse effect on the assets, properties, results of operations, condition (financial or otherwise), or business of the Buyer or its Affiliates (taken as a whole) or any event, change, circumstance or development (whether or not arising in the Ordinary Course of Business) which has had or could reasonably be expected to have, individually or in the aggregate, such a material adverse effect.

6.14           Buyer Financial Statements. The financial statements of the Buyer included in the Buyer SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of the Buyer and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements to normal year-end adjustments).

ARTICLE 7

COVENANTS OF THE PARTIES

7.1           Conduct of Business of the Company. During the period from the date of this Agreement to the Closing, except as expressly contemplated by this Agreement, the Company shall conduct its operations only in the Ordinary Course of Business, and the Company shall use commercially reasonable efforts to preserve intact its business organization, to maintain all of the assets and properties of, or used by, the Company in their current condition (ordinary wear and tear excepted and except for sales or other dispositions of assets in the Ordinary Course of Business), to comply with all applicable Laws and all contractual and other obligations of the Company, to keep available the services of its current officers and employees and to preserve the goodwill of and maintain satisfactory relationships with those Persons and entities having business relationships with the Company.  Without limiting the generality of the foregoing, during the period specified in the preceding sentence, without the prior written consent of the Buyer, which shall not be unreasonably withheld, conditioned or delayed, the Company shall not:

(a)           issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge any Company Securities, or grant or accelerate any right to convert or exchange any Company Securities;

(b)           declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property) with respect to any Company Securities;

(c)           acquire or redeem, directly or indirectly, or amend the terms of any Company Securities;

(d)           except with respect to sales or other dispositions of assets in the Ordinary Course of Business, make or offer to make any acquisition, by means of a merger or otherwise, of assets or securities, or, any sale, lease, transfer, assignment or encumbrance or other disposition of assets or securities;

(e)           except in the Ordinary Course of Business, (A) incur or assume any Indebtedness, or (B) enter into any financing arrangements or modify the terms of any existing Indebtedness or financing arrangements;

(f)           assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person;

(g)           except for expense advancement to employees in the Ordinary Course of Business, make any loans, advances or capital contributions to, or investments in, any other Person;

(h)           cancel any debts or waive any claims or rights of substantial value;

(i)           except in the Ordinary Course of Business consistent with past practice (i) amend, modify or terminate, or waive, release or assign any rights under, any material Contract or (ii) enter into any Contract which, if entered into prior to the date hereof, would have been required to be set forth in the Disclosure Schedule;

(j)           make any capital expenditure, or commit to make any capital expenditure which in any one case exceeds $75,000 or capital expenditures which in the aggregate exceed $100,000, or (ii) except as permitted by clause (i), acquire any assets, properties or rights other than inventory in the Ordinary Course of Business;

(k)           initiate any litigation or settle or compromise any litigation other than settlements or compromises of litigation where the settlement is limited solely to the release of claims and the monetary payment by the Company does not exceed $50,000 in the aggregate or $25,000 in any individual case;

(l)           change any of the accounting principles or practices used by it;

(m)           except as required by Law or as is consistent with past practice, make any Tax election or settle or compromise any material federal, state or local income Tax liability;

(n)           propose or adopt any amendments to its Articles of Organization or Operating Agreement;

(o)           grant any securities-related, performance or similar awards or bonuses;

(p)           enter into any new, or amend any existing, employment, severance, bonus, retention, incentive, consulting or salary continuation agreements or arrangements with any officers, directors, managers or employees, or make any payments under any such agreements or arrangements (except in accordance with the express terms of agreements existing on or prior to the date hereof) or make any changes in the compensation or benefits payable to officers, directors, managers or employees, except for regularly-scheduled increases to employees in the Ordinary Course of Business;

(q)           enter into any collective bargaining or other labor agreement;

(r)           except as required by Law, adopt, materially amend or modify, or terminate any Benefit Plan;

(s)           make any filings or registrations, with any Governmental Entity, except routine filings and registrations made in the Ordinary Course of Business;

(t)           take any action outside of the Ordinary Course of Business; or

(u)           enter into or authorize an agreement with respect to any of the foregoing actions, or commit to take any action to effect any of the foregoing actions.

7.2           Access to Information.  The Company will continue to give the Buyer and its accountants, counsel, financial advisors, financing sources and other representatives, reasonable access, during normal business hours upon reasonable notice throughout the period prior to the Closing, in accordance with the terms of the Confidentiality Agreement to its properties, books, contracts and records; provided, however, that the foregoing right of access shall not require furnishing information that, in the reasonable opinion of counsel, would violate any Laws. Prior to the Closing, the Company shall generally keep the Buyer informed as to all material matters involving the operations and businesses of the Company.  The Confidentiality Agreement shall remain in full force and effect until Closing and, if this Agreement is terminated prior to Closing, such Confidentiality Agreement shall continue in accordance with its terms.

7.3           Commercially Reasonable Efforts. Subject to the terms and conditions herein provided for, including without limitation Sections 7.13, 7.14 and Article 11 hereof, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.  In connection with and without limiting the foregoing, the Seller Parties, the Company and the Buyer shall cooperate with one another (a) in promptly determining whether any filings are required to be or should be made, or any consents, approvals, permits or authorizations are required to be or should be obtained under any applicable Law or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the business of the Company in connection with the consummation of the transactions contemplated by this Agreement, and (b) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers.  In case at any time after Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the parties to this Agreement (or as applicable, their officers, directors and managers) shall take all such necessary action as may be reasonable in the context thereof.

7.4           Notification of Certain Matters.  The Seller Parties shall give prompt notice to the Buyer upon becoming aware of the occurrence or non-occurrence of any event which (a) has caused or is likely to cause any representation or warranty of a Seller Party or the Company contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing, or (b) has resulted or is likely to result in any material failure of a Seller Party or the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The Seller Parties shall give prompt notice upon becoming aware of the institution or threatened institution of any Claim against any of the Seller Parties or the Company related to this Agreement or any of the Transaction Documents, or the transactions contemplated hereby or thereby.

7.5           Public Announcements. No party shall, without the prior written approval of the other, issue any press release or otherwise make any public statement with respect to this Agreement or the sale of the Company or the Interests, except as may be required by Law (including the filing of a Current Report on Form 8-K by the Buyer with the SEC).  Without limiting the foregoing, from the date of this Agreement through the Closing, the Buyer and the Seller Parties shall consult with each other with respect to issuing any press release or otherwise making any public statements with respect to this Agreement or the sale of the Company or the Interests, except as may be required by applicable Law or any listing agreement with any applicable national or regional securities exchange or markets.

7.6           Employees.  Employees of the Company as of the Closing Date who continue employment with the Company on and after the Closing (“Continuing Employees”) shall for a period of one (1) year either continue to receive at least the same wages, salary and bonus opportunity and participate in the same employee benefit plans of the Company following Closing as they did immediately prior to Closing or shall receive wages, salary and bonus opportunity and participate in employee benefit plans of the Buyer or its Affiliates that are reasonably comparable in the aggregate to the wages, salary, bonus opportunity and employee benefit plans offered to such Continuing Employees by the Company immediately prior to the Closing, provided that: (a) service prior to the Closing with the Company and its Affiliates shall be credited to Continuing Employees for purposes of eligibility and vesting (but not benefit accrual) under the Buyer’s plans; and (b) paid time off (“PTO”) shall be administered in accordance with the Company’s policies as in effect immediately prior to the closing, with service prior to, and on or after, the Closing with the Company and its Affiliates credited for purposes of annual PTO accrual rates and maximum carryover rates, and earned PTO (including applicable carryover amounts) from prior to the Closing credited to Continuing Employees; and (c) credit shall be received by Continuing Employees under the Buyer’s group health plan or plans for the year of initial participation in such plan or plans for deductibles and co-pays met under the respective group health plan or plans of the Company for the same year, to the extent such credit is available under commercially reasonable terms.  Further, the Buyer shall use its commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any Buyer plans, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company employee benefit plan immediately prior to the Closing Date.  Nothing contained in this Section 7.6 (but subject to any other express provisions of this Agreement) shall preclude the Buyer from terminating, in its sole discretion, the employment of any Continuing Employee, or from amending or terminating (or causing the Company to amend or terminate) any employee benefit plan, program or arrangement maintained by the Company or the Buyer or any of its Affiliates, at any time after the Closing Date. The provisions of this Section 7.6 are solely for the purposes of the respective parties to this Agreement and nothing in this Section 7.6, express or implied, shall confer upon any current or former employee of the Company or legal representative or beneficiary thereof any rights, remedies, compensation or benefits of any kind under this Agreement.

7.7           Post-Closing Representation.  The parties hereto acknowledge and agree that Venable LLP has acted as special counsel to the Company in connection with the transactions contemplated hereby.  The Buyer, on its and (after the Closing) the Company’s behalf, expressly and knowingly consents to Venable LLP representing any or all of the Seller Parties and/or the Seller Party Representative in any matter after the Closing that is or may be adverse to the Buyer or the Company, including any matter arising out of this Agreement or any ancillary agreement.  This consent constitutes an advance waiver of any conflict of interest claim against Venable LLP as a result of such firm representing the Company in connection with the transactions contemplated hereby.  In addition, the Buyer, on behalf of itself and (after the Closing) the Company, expressly and knowingly (a) acknowledges and agrees that all communications between Venable LLP and the officers, directors, managers, members and employees of the Company in connection with the transactions contemplated hereby are subject to the sole and absolute control of the Seller Parties, (b) waives any and all rights to obtain or otherwise control the disclosure of such communications and (c) covenants and agrees not to assert any rights whatsoever with respect to such communications.  The parties further agree that notwithstanding any law or rules to the contrary, all confidential communications between Venable LLP and the Company, or its respective equity holders, officers, directors or managers that occurred in the context of Venable LLP’s representation of the Company prior to Closing relating to transactions contemplated by this Agreement will, at the discretion of the Seller Parties, remain privileged after the Closing and such privilege shall belong to the Seller Parties and not the Company.

7.8           No Solicitation by the Company.  Without the prior written consent of the Buyer, the Company shall not, directly or indirectly, through any officer, director, manager, employee, representative or agent of the Company, (a) solicit or encourage (including by way of furnishing information) or seek directly or indirectly the initiation or submission of any inquiries, proposals or offers regarding any acquisition, merger, sale of substantial assets, sale of controlling interest through a sale or issuance of the Company membership interests or similar transaction involving the Company (any such proposal or offer being hereinafter referred to as a “Proposal”); (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any substantive discussions with, any person relating to a Proposal; (c) otherwise facilitate or cooperate in any effort or attempt to make, implement or accept a Proposal; or (d) enter into Contract with any Person relating to a Proposal. If the Company or any Seller Party or any of their respective representatives has provided any Person (other than the Buyer or its representatives) with any confidential information or data relating to a Proposal, they shall request the immediate return thereof to the extent possible under the contract governing the relationship with such party. The Seller Parties shall promptly (and in any event within one (1) Business Day following the occurrence of such event) notify the Buyer orally and in writing, if any inquiries, proposals or offers related to a Proposal are received by, any confidential information or data is requested from, or any negotiations or discussions related to a Proposal are sought to be initiated or continued with, such Seller Party, or any of their respective representatives.  Such notice shall disclose the identity of the party making, and the terms and conditions of, any such Proposal, inquiry or request, and shall include a true and complete copy of such Proposal, inquiry or request, if in writing, subject in each case to any applicable confidentiality obligations that pre-date such Proposal.

7.9           Tax Matters.    The following provisions shall govern the allocation of responsibility among the parties hereto for certain Tax matters after the Closing Date:

(a)           Tax Periods Ending on or Before the Closing Date.  The Seller Party Representative, at the Seller Parties’ cost and expense, shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Company for taxable periods ending on or before the Closing Date (“Pre-Closing Taxable Periods”) which have not been filed prior to the Closing Date.  Such Tax Returns shall be prepared consistent with past practice, to the extent such past practice is in accordance with applicable Laws.  The Seller Party Representative shall permit the Buyer to review and comment on each such Tax Return at least ten (10) days prior to filing and shall take into consideration such comments in good faith.  The Seller shall be responsible for all Taxes of the Company for all Pre-Closing Taxable Periods to the extent such Taxes have not already been paid (including payments made by the Company or the Seller Parties prior to the Closing), except to the extent reflected in Final Net Working Capital as finally determined pursuant to Section 2.3. The Seller shall pay to (or as directed by) the Buyer any such amount of Taxes no later than five (5) Business Days prior to the date such Taxes are due.

(b)           Tax Periods Beginning Before and Ending After the Closing Date.  The Buyer, at its sole cost and expense, shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Company for taxable periods beginning before the Closing Date and ending after the Closing Date (“Straddle Periods”).  Such Tax Returns shall be prepared consistent with past practice, to the extent such past practice is in accordance with applicable Laws. The Buyer shall permit the Seller Party Representative to review and comment on each such Tax Return at least ten (10) days prior to filing and shall take into consideration such comments in good faith.  The Seller shall be responsible for all Taxes of the Company which relate to the portion of any Straddle Periods ending on the Closing Date (as determined pursuant to Section 7.9(c) hereof) to the extent such Taxes have not already been paid (including payments made by the Company or the Seller Parties prior to the Closing), except to the extent reflected in Final Net Working Capital as finally determined pursuant to Section 2.3.  The Seller shall pay to (or as directed by) the Buyer any such amount of Taxes no later than five (5) Business Days prior to the date such Taxes are due.

(c)           Apportionment of Straddle Period Taxes.  In the case of any Taxes that are payable with respect to a Straddle Period, the portion of such Taxes which relates to the portion of such Straddle Period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or measured by income or receipts, be deemed to be the amount of such Tax for the entire Straddle Period, multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (y) in the case of any Tax based upon or measured by income or receipts, be deemed equal to the amount which would be payable if the Straddle Period ended on the Closing Date.  Any credits relating to a Straddle Period shall be apportioned between the Buyer and the Seller using the same formulas as used to determine the Tax liability of the Buyer and the Seller with respect to such Straddle Period.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company, to the extent permitted under applicable Laws.

(d)           Tax Refunds. Any Tax refunds that are received by the Company, and any amounts credited against Taxes to which the Company becomes entitled, that relate to any Pre-Closing Taxable Periods, or to any portion of a Straddle Period ending on the Closing Date, shall be for the account of the Seller, and the Company shall pay over to the Seller any such refund or the amount of any such credit within ten (10) days after receipt thereof or entitlement thereto.  In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a Governmental Authority to the Company of any amount reflected as a liability for Taxes in Final Net Working Capital as finally determined pursuant to Section 2.3, the Company shall pay such amount to the Seller within ten (10) days after receipt or entitlement thereto.

(e)           Cooperation.  The Buyer, the Company and the Seller Parties shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with (i) the filing of Tax Returns pursuant to this Section 7.9 and (ii) any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon another party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Buyer, the Company and the Seller Parties will (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by a relevant party, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Governmental Authority, and (ii) give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other parties so request, the Buyer, the Company or the Seller Parties, as the case may be, shall allow the requesting party to take possession of such books and records.  The Buyer, the Company and the Seller Parties will, upon request, use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(f)           Purchase Price Allocation. The Buyer shall prepare and provide to the Seller Party Representative within 90 days after the Closing Date an allocation of the Purchase Price plus any other capitalizable costs and relevant items deemed, for income tax purposes, to be paid hereunder, among the assets of the Company (the “Allocation”) in a manner consistent with Section 1060 of the Code and the Treasury Regulations thereunder.  The Allocation shall be binding upon the Buyer and the Seller Parties unless the Seller Party Representative shall, within 30 days of delivery of the Allocation to the Seller Party Representative, provide to the Buyer written notice of its objection to the Allocation and the reasons therefor, in which event the Seller Party Representative and the Buyer shall endeavor in good faith to agree upon an Allocation.  If the parties cannot resolve such objection, the item in question shall be resolved by the Independent Accounting Firm.  The fees and expenses of the Independent Accounting Firm shall be borne equally by the Seller, on the one hand, and the Buyer, on the other hand.  The Seller and the Buyer agree, except as otherwise required by Law, (i) to file all Tax Returns in accordance with the Allocation, as finally agreed upon by the Seller Party Representative and the Buyer, and (ii) not to take any position before any taxing authority that is inconsistent with such Allocation.  The parties hereto further agree that for all income Tax purposes, they shall allocate, to the greatest extent possible, (i) all portions of the Purchase Price other than the Escrow and the Earn-Out Payments (including, without limitation, any cash deemed received by the Seller pursuant to any actual or deemed assumption of liabilities by the Buyer) to the assets of the Company that do not qualify for installment sale reporting pursuant to Section 453 of the Code, and (ii) the Escrow and the Earn-Out Payments portion of the Purchase Price to the assets of the Company that qualify for installment sale reporting pursuant to Section 453 of the Code.

(g)           Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any transfer or similar Tax imposed by any Governmental Authority) shall be paid one-half by the Buyer and one-half by the Seller when due, and any party hereto that is required to file Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees shall do so as and when required.  The costs and expenses of any such filings shall be paid one-half by the Buyer and one-half by the Seller.

7.10           Non-Competition; Non-Solicitation; Confidentiality.

(a) For a period of five (5) years from and after the Closing Date (the “Restricted Period”), the Seller Parties shall not, and shall cause their Affiliates not to, directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the design and manufacture of electronic components, assemblies or subassemblies, wire harnesses or other electronic parts and that otherwise competes with the Company (a “Restricted Business”) within the Restricted Territory (as defined below); provided, however, that the restrictions contained in this Section 7.10(a) shall not restrict the acquisition by a Seller Party, directly or indirectly, of less than 3% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business. Recognizing that the Company’s material customers are the United States government and the United States government’s agencies and contractors, the parties hereby agree that for purposes of this Section 7.10 the “Restricted Territory” shall consist of all of the United States of America.  In the alternative, and only if such “Restricted Territory” is deemed by a court or other proceeding to be unreasonable or otherwise invalid or unenforceable, then the “Restricted Territory” shall be deemed to mean the any State in the United States (which, for purposes hereof, shall be deemed to include the District of Columbia) where the Company or any of its Affiliates had established contact with its customers and clients prior to the Closing Date.

(b)           During the Restricted Period, the Seller Parties shall not, and shall cause their directors, managers, officers, employees and Affiliates not to, directly or indirectly:

(i) cause, solicit, induce or encourage (or assist any third party in soliciting, inducing or encouraging) any employees of the Company or its Affiliates (or any Person engaged as an independent contractor or consultant to perform services for the Company or its Affiliates) to leave such employment or engagement or hire, employ or otherwise engage any such Person; (ii) contact, communicate or solicit (or assist any third party in contacting, communicating or soliciting) any Person who (A) is then (i.e., at the time of such action by a Seller Party) a material actual or prospective (as that term is defined below) client or customer of the Company with whom or which the Company had established contact prior to the Closing Date, or (B) was, during the two (2) –year period immediately prior to any such action by a Seller Party, a material client or customer of the Company with whom or which the Company had established contact prior to the Closing Date, in each case, for the purpose of inducing such client or customer (or prospective client or customer) to be connected to or benefit from a Restricted Business; or (iii) cause, induce or encourage any Person who or which (A) is then ( i.e., at the time of such action by a Seller Party) a material actual or prospective client, customer, supplier, or licensor of the Company and with whom or which the Company had established contact prior to the Closing Date, (B) was formerly a material actual client or customer of the Company at any time during the two- (2-) year period immediately prior to any such action by a Seller Party and the Company had established contact with such former client or customer prior to the Closing Date, or (C) any other Person who then (i.e., at the time of such action by a Seller Party) has a material business relationship with the Company and with whom or which the Company established contact prior to the Closing Date, in each case, to terminate, modify, limit or choose not to enter into any such actual or prospective relationship.  As used in this Section 7.10(b)(i), the term “prospective” meaning a potential material client, customer, supplier, or licensor of the Company (1) to whom or which the Company has (x) actively marketed during the two- (2-) year period immediately prior to any such action by a Seller Party or (y) submitted a proposal for products or services during such two- (2-) year period and (2) with whom or which the Company established contact prior to the Closing Date.

(c) From and after the Closing Date, the Seller Parties shall not and shall cause their directors, managers, officers, employees and Affiliates not to, directly or indirectly, other than in the course of performing their duties to the Company, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors, managers and employees of the Buyer or use or otherwise exploit for its own benefit or for the benefit of anyone other than the Buyer, any Confidential Information (as defined below).  The Seller Parties shall not have any obligation to keep confidential (or cause its officers, directors, managers or Affiliates to keep confidential) any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law; provided, however, that in the event disclosure is required by applicable Law, the Seller Parties shall, to the extent reasonably possible, provide the Buyer with prompt notice of such requirement prior to making any disclosure so that the Buyer may, at its sole cost and expense, seek an appropriate protective order.  For purposes of this Section 7.10(c), “Confidential Information” means any non-public or confidential information with respect to the Company, including trade secrets (as determined under applicable Law) or such nonpublic or confidential information of the Company in the nature methods of operation, customer lists, products, prices, fees, costs, inventions, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters.  “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

(d)  The covenants and undertakings contained in this Section 7.10 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 7.10 will cause irreparable injury to the Buyer, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated.  Accordingly, the remedy at law for any breach of this Section 7.10 will be inadequate.  Therefore, the Buyer will be entitled to a temporary and permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 7.10 without the necessity of proving actual monetary damages or posting any bond whatsoever.  The rights and remedies provided by this Section 7.10 are cumulative and in addition to any other rights and remedies which the Buyer may have hereunder or at law or in equity.

(e) Each provision of this Section 7.10 will be interpreted on its own.  The invalidity or unenforceability of any provision of this Section 7.10 shall not affect the validity or enforceability of any other provision hereof.  Any provision of this Section 7.10 that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Section 7.10, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.11           Release.  Effective as of the Closing, each Seller Party hereby unconditionally and irrevocably and forever releases and discharges the Company, the Buyer, their respective Affiliates, successors and assigns, and any present or former directors, managers, officers, employees or agents of any of the foregoing (each a “Released Party”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at Law or in equity (collectively, the respective “Released Claims”) that such party ever had, now has or ever may have or claim to have against the Company, for or by reason of having been a member of the Company.

7.12           Delivery of Financials.  Prior to the Closing, at the Company’s sole cost and expense, the Company shall provide to the Buyer the quarterly breakdowns prepared by management of the Financial Statements for the years ended December 31, 2013 and 2012.  Additionally, upon the Buyer’s reasonable request and sole cost and expense, the Seller shall provide to the Buyer unaudited balance sheets and unaudited statements of income, cash flows and other financial information of the Company for any period subsequent to December 31, 2013 reasonably necessary for the filing of the Buyer’s Current Report on Form 8-K in respect of the transactions contemplated hereby.

7.13        8(a) Contracts.

(a)          Immediately following the execution and delivery of this Agreement, the Company will provide the Small Business Administration (the “SBA”) and the contracting officer(s) for the Government Contracts set forth on Schedule 7.13(a) (each, an “8(a) Contract” and together, the “8(a) Contracts”) written notification of the transactions contemplated by this Agreement in accordance with all applicable laws and the requirements of the 8(a) Contracts.  Such written notification will be in form and substance reasonably acceptable to the Buyer, and the Company will provide the Buyer a copy of the notification provided to the SBA and the contracting officer pursuant to this Section 7.13(a).

(b)          Prior to the Closing, the Company shall submit a written request to the SBA Administrator in accordance with all applicable laws and the requirements of the 8(a) Contracts, including 13 C.F.R. § 124.515, Federal Acquisition Regulation 19.812, and 15 U.S.C. § 637(a)(21), requesting the SBA Administrator to waive the requirement that such 8(a) Contracts be terminated for the convenience of the government based on the fact that, after the Closing, the Company no longer will be at least 51% owned by the disadvantaged individual upon whom its eligibility for the 8(a) business development program was based (the “8(a) Contract Waiver Requests”). The Company shall provide the Buyer with a copy of the 8(a) Contract Waiver Requests, each of which shall be accompanied either by a written certification from the head of the procuring agency for each 8(a) Contract (or an official with delegated authority for such agency head) that the termination of such 8(a) Contract would severely impair attainment of such agency’s program objective or missions (an “Agency Impairment Certification”) or a statement that such Agency Impairment Certification for each 8(a) Contract is anticipated to be submitted under separate cover as a subsequent addendum to the 8(a) Contract Waiver Request.  Following the Closing, the Seller Party Representative shall use reasonable efforts to assist the Company’s and the Buyer's efforts to obtain waivers pursuant to the 8(a) Contract Waiver Requests (the “8(a) Contract Waivers”).  However, in no case shall a delay in or inability to obtain an 8(a) Contract Waiver cause a delay in the Closing, unless the parties agree to such delay.

7.14           FINSA.  Notwithstanding the expectations of the parties that the transactions contemplated hereby are not “covered transactions” under the CFIUS Regulations and that foreign control of the Company will not result from the consummation of such transactions, nevertheless the parties agree that they shall, at the sole cost and expense of Buyer and if required under applicable Law: (a) as promptly as may be required, take all actions necessary to make the filings required of them or any of their Affiliates under the Foreign Investment and National Security Act of 2007 (“FINSA”) in respect of the transactions contemplated hereby, (b) comply at the earliest practicable date with any request for additional information or documentary material received by either of them, as applicable, or any of their Affiliates, from CFIUS pursuant to FINSA, (c) cooperate with each other in connection with any filing under FINSA and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by CFIUS, and (d) use commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement.  Each of the Buyer, on the one hand, and the Seller Parties, on the other hand, shall promptly inform the other of any material communication received by such party from CFIUS or any other Governmental Authority regarding any of the transactions contemplated hereby, and of any understandings, undertakings, or agreements (oral or written) such party proposes to make or enter into.

7.15           Leases. Following the Closing, the Buyer shall, and the Seller Parties shall cause UEC Properties LLC to, negotiate in good faith and use commercially reasonable efforts to execute or cause to be executed, (i) leases duly executed by UEC Properties, LLC for the properties located at (A) 5914 Howard Street, Hanahan, South Carolina 29410, (B) 5918 Howard Street, Hanahan, South Carolina 29410 and (C) 5906 Howard Street, Hanahan, South Carolina 29410 (the properties described in the foregoing subclause (A) through (C), the “Properties”) and/or (ii) contracts for the purchase by Buyer of one or more of the Properties from UEC Properties, LLC, upon the terms and conditions reasonably acceptable to Buyer and the Seller Parties and consistent with prevailing market conditions.

ARTICLE 8

CONDITIONS TO CLOSING

8.1           Conditions to Obligations of the Seller Parties and the Company. The obligations of the Seller Parties and the Company to close the transactions contemplated hereby shall be subject to the fulfillment or waiver at or prior to the Closing Date of the following conditions:

(a) The Buyer shall have performed or complied with its agreements and covenants contained in this Agreement required to be performed or complied with at or prior to the Closing Date.

(b) The representations and warranties of the Buyer contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except for failures of the representations and warranties to be true and correct that do not, or would not reasonably be expected to, result in a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder (it being agreed that all materiality or material adverse effect qualifications in the representations and warranties shall be disregarded in determining whether any such failure would reasonably be expected to result in such a material adverse effect of the Buyer).

(c) The Seller Parties shall have received the deliveries referred to in Section 3.3 at or prior to the Closing Date.

(d) No action, suit or proceeding shall be pending or threatened before any Governmental Authority wherein an unfavorable Order or charge could reasonably be expected to prevent consummation of any of the transactions contemplated hereby.

(e) The Buyer shall have delivered to the Company all consents, approvals, orders, authorizations, registrations, qualifications, designations, declarations and filings referred to in Schedules 6.3(a) and 6.3(b).

8.2           Conditions to Obligations of the Buyer.  The obligations of the Buyer to close the transactions contemplated hereby shall be subject to the fulfillment or waiver at or prior to the Closing Date of the following conditions:

(a)           The Seller Parties and the Company shall have performed or complied with their agreements and covenants contained in this Agreement required to be performed or complied with at or prior to the Closing Date.

(b)           The representations and warranties of the Seller Parties and the Company contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except in the case of the Non-Fundamental Representations for failures of such Non-Fundamental Representations to be true and correct that do not, or would not reasonably be expected to, result in a Material Adverse Effect or in a material adverse effect on the ability of any of the Seller Parties to consummate the transactions contemplated by this Agreement or to perform their obligations hereunder (it being agreed that all materiality or material adverse effect qualifications in the representations and warranties shall be disregarded in determining whether any such failure would reasonably be expected to result in a Material Adverse Effect or in such a material adverse effect of any of the Seller Parties).

(c)           The Buyer shall have received the deliveries referred to in Section 3.2 at or prior to the Closing Date.

(d)           No action, suit or proceeding shall be pending or threatened before any Governmental Authority wherein an unfavorable Order or charge could reasonably be expected to prevent consummation of any of the transactions contemplated hereby.

(e)           There shall not have occurred and be continuing any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect.

(f)           No Claim shall have been instituted or threatened or claim or demand made against the Seller Parties, the Seller, the Company or the Buyer, seeking to restrain or prohibit, or to obtain substantial damages with respect to, the consummation of the transactions contemplated hereby, and there shall not be in effect any Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

(g)           The Seller Parties shall have delivered to the Buyer all consents, approvals, orders, authorizations, registrations, qualifications, designations, declarations and filings referred to in Schedules 4.4(a),  4.4(b), 5.4(a) and 5.4(b).

ARTICLE 9

TERMINATION, AMENDMENT AND WAIVER

9.1           Termination. This Agreement may be terminated and the transaction contemplated hereby may be abandoned at any time prior to the Closing:

(a)           By mutual written consent of the Buyer, the Seller Parties and the Company;

(b)           By the Buyer on the one hand, or by the Seller Parties and the Company on the other hand, if the Closing shall not have occurred on or before the date that is sixty (60) calendar days after the date hereof (the “End Date”); provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the transaction to be consummated on or before such date;

(c)           By the Seller Parties and the Company if prior to the Closing Date (i) there shall have been a breach of or inaccuracy in any of the representations or warranties on the part of the Buyer contained in this Agreement that could reasonably be expected to result in a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder, or (ii) there shall have been a breach of any covenant or agreement on the part of the Buyer contained in this Agreement in any material respect, in either case (i) or (ii) which breach shall not have been cured (if capable of cure) prior to the earlier of (A) fifteen (15) days following notice thereof to the Buyer and (B) the End Date;

(d)           By the Buyer if prior to the Closing Date (i) there shall have been a breach of or inaccuracy in any of the representations or warranties on the part of the Seller Parties contained in this Agreement that will, or could reasonably be expected to, result in a Material Adverse Effect or in a material adverse effect on the ability of any of the Seller Parties to consummate the transactions contemplated by this Agreement or to perform their obligations hereunder, or (ii) there shall have been a breach of any covenant or agreement on the part of the Seller Parties or the Company contained in this in any material respect, in either case (i) or (ii) which breach shall not have been cured (if capable of cure) prior to the earlier of (A) fifteen (15) days following notice thereof to the Seller Parties and (B) the End Date; or

(e)           By the Buyer on the one hand, or the Seller Parties and the Company on the other hand, if there shall be in effect a final nonappealable Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall, if reasonable in light of the relevant circumstances, promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement.

9.2           Effect of Termination.  If this Agreement is terminated in accordance with Section 9.1 hereof, this Agreement shall become null and void and of no further force and effect, except that (a) the terms and provisions of the Confidentiality Agreement, this Section 9.2, Section 9.3 and Article 12 shall remain in full force and effect, and (b) any termination of this Agreement shall not relieve any party hereto from any liability for any breach of its obligations hereunder and in the event of such breach the parties will be entitled to exercise any and all remedies available under Law or in equity in accordance with this Agreement.

9.3           Expenses.  Each of the Buyer on the one hand and the Seller Parties and the Company on the other hand shall bear its own, respective fees and expenses (“Costs”) incurred in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby (including, but not limited to, fees and disbursements of attorneys and financial advisors).  The Company shall bear the Costs of the Seller Parties through the Closing (the “Pre-Closing Costs”), provided that all such Pre-Closing Costs shall be paid by the Company on or before the Closing Date.

9.4           Amendment.  This Agreement may not be amended or supplemented except by a written instrument specifically referring to this Agreement and signed by the party or parties against which such amendment or supplement is sought to be enforced.

9.5           Waiver.  At any time prior to the Closing Date, the Buyer with respect to the Seller Parties and the Company, and the Seller Party Representative with respect to the Buyer, may (a) extend the time for the performance of any of the obligations or other acts provided herein or in any document delivered pursuant hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing specifically referring to this Agreement signed by the party or parties against which such waiver is sought to be enforced.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. The failure or delay of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE 10

INDEMNIFICATION

10.1           By the Seller Parties.  Subject to the terms and conditions of this Article 10, the Seller Parties covenant and agree, jointly and severally, to defend, indemnify and hold harmless the Buyer Parties and their respective permitted successors and assigns from and against, and pay or reimburse the Buyer Parties for, any and all Losses based upon, attributable to, resulting from or arising out of:

(a)           any misrepresentation, inaccuracy or breach of any representation or warranty regarding the Company contained in Article 5; provided, however, that no claim for indemnification under this clause (a) may be made after the eighteen (18) month anniversary of the Closing Date, excepting only that any claim for misrepresentation, inaccuracy or breach of warranty under Sections 5.1, 5.2, 5.3 and 5.11 and any claim for fraud or intentional misrepresentation under any other section of this Agreement, may be made no later than a date ninety (90) days from and after the expiration of the period of the applicable statute of limitations;

(b)           any failure of the Company to perform any pre-Closing covenant or agreement made or contained herein or fulfill any obligation in respect thereof;

(c)           any inaccuracy in the Flow of Funds Memorandum, including the amounts set forth therein for Professional Fees, Indebtedness, Pre-Closing Costs, Closing Bonus Payments and the Closing Payment; or

(d)           any matter identified in Schedule 10.1.

The Seller Parties shall not be required to indemnify the Buyer Parties with respect to any claim for indemnification resulting from or arising out of matters described in clause (a) above pursuant to this Section 10.1 (other than any claim for indemnification described above resulting from or arising out of any misrepresentation, inaccuracy or breach of any warranty under any Fundamental Representation in Article 5 or under Section 5.8 or Section 5.11 or any claim for fraud or intentional misrepresentation under any other section of this Agreement) unless and until the aggregate amount of all claims against the Seller Parties exceeds $232,500 (the “Threshold Amount”), in which case the Seller Parties shall be required to indemnify the Buyer Parties for one-half of such Threshold Amount ($116,250) plus the entire amount of such claims in excess of such Threshold Amount, subject to the other limitations in this Article 10.

Notwithstanding the foregoing or any other provision of this Agreement to the contrary, however, the maximum aggregate amount of indemnification obligations of the Seller Parties from time to time under clause (a) of this Section 10.1 (other than (i) indemnification obligations arising out of a misrepresentation, inaccuracy or breach of any Fundamental Representation in Article 5, and (ii) any claim for fraud or intentional misrepresentation under any other section of this Agreement, for all of which the maximum aggregate amount of indemnification obligations of the Seller Parties shall not exceed the Purchase Price), shall not exceed 25% of the Purchase Price.

10.2           By Each Seller Party.  Subject to the terms and conditions of this Article 10, each of the Seller Parties, severally and not jointly, covenants and agrees to defend, indemnify and hold harmless the Buyer Parties and their respective permitted successors and assigns from and against, and pay or reimburse the Buyer Parties for, any and all Losses based upon, attributable to, resulting from or arising out of:

(a)           any misrepresentation, inaccuracy or breach of any representation or warranty regarding such Seller Party contained in Article 4; provided, however, that no claim for indemnification under this clause (a) may be made after the eighteen (18) month anniversary of the Closing Date, excepting only that any claim for misrepresentation or breach of a representation or a warranty under Sections 4.1, 4.2 and 4.3 and any claim for fraud or intentional misrepresentation under any other section of this Agreement, may be made no later than a date ninety (90) days from and after the expiration of the period of the applicable statute of limitations; or

(b)           any failure of such Seller Party to perform any covenant or agreement of such Seller Party made or contained herein or fulfill any obligation in respect thereof.

Such Seller Party shall not be required to indemnify the Buyer Parties with respect to any claim for indemnification resulting from or arising out of matters described in clause (a) above pursuant to this Section 10.2 (other than any claim for indemnification described above resulting from or arising out of any misrepresentation, inaccuracy or breach of any Fundamental Representation in Article 4 or any claim for fraud or intentional misrepresentation under any other section of this Agreement) unless and until the aggregate amount of all claims against such Seller Party exceeds the Threshold Amount, in which case such Seller Party shall be required to indemnify the Buyer Parties for one-half of such Threshold Amount ($116,250) plus the entire amount of such claims in excess of such Threshold Amount, subject to the other limitations in this Article 10.  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, however, the aggregate amount of indemnification obligations of such Seller Party from time to time under clause (a) of this Section 10.2 (other than (i) indemnification obligations arising out of a misrepresentation, inaccuracy or breach of a Fundamental Representation in Article 4, and (ii) any claim for fraud or intentional misrepresentation under any other section of this Agreement, for all of which the maximum aggregate amount of indemnification obligations of such Seller Party shall not exceed the Purchase Price) shall not exceed 25% of the Purchase Price.

10.3           By the Buyer.  Subject to the terms and condition of this Article 10, the Buyer covenants and agrees to defend, indemnify and hold harmless the Seller Parties and the Company (and their respective directors, officers, managers and agents) and their respective permitted successors and assigns (collectively, the “Seller Party Indemnitees”), from and against any and all Losses based upon, attributable to, resulting from or arising out of:

(a)           any misrepresentation, inaccuracy or breach of a representation or warranty of the Buyer contained in Article 6; provided, however, that no claim for indemnification under this clause (a) may be made after the eighteen (18) month anniversary of the Closing Date, excepting only that any claim for misrepresentation, inaccuracy or breach of a representation or warranty under Sections 6.1, 6.2 and 6.12, and any claim for fraud or intentional misrepresentation under any other section of this Agreement,  may be made no later than a date ninety (90) days from and after the expiration of the period of the applicable statute of limitations; or

(b)           any failure of the Buyer to perform any covenant or agreement made or contained herein or fulfill any other obligation in respect thereof.

The Buyer shall not be required to indemnify the Seller Party Indemnitees with respect to any claim for indemnification resulting from or arising out of matters described in clause (a) above pursuant to this Section 10.3 unless and until the aggregate amount of all claims against the Buyer exceeds the Threshold Amount, in which case the Buyer shall be required to indemnify the Seller Party Indemnitees for one-half of such Threshold Amount ($116.250) plus the entire amount of such claims in excess of such Threshold Amount, subject to the other limitations in this Article 10. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, however, the aggregate amount of indemnification obligations of the Buyer from time to time under clause (a) of this Section 10.3 (other than indemnification obligations arising out of a misrepresentation or breach of warranty under Section 6.1 or 6.2 or any claim for fraud or intentional misrepresentation under any other section of this Agreement, for all of which the maximum aggregate amount of indemnification obligations of the Buyer shall not exceed the Purchase Price) shall not exceed 25% of the Purchase Price.

10.4           Indemnification Procedures.

(a)           Third Party Claims.  In the case of any claim asserted by a third party against a party entitled to indemnification hereunder (the “Indemnified Party”), written notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) as soon as practicable after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the sole expense of such Indemnifying Party) to assume the defense of any third party claim or any litigation with a third party resulting therefrom, including the employment of counsel which must be reasonably satisfactory to the Indemnified Party; provided, however, that (i)  the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and (ii) the failure by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party can demonstrate actual prejudice as a result of such failure to give notice.  Notwithstanding anything to the contrary contained herein, in no event may the Indemnifying Party assume or maintain control of the defense of any claim involving criminal liability or in which any relief other than monetary damages is sought against the Indemnified Party which, if obtained, would reasonably be expected to adversely impact the ability of the Indemnified Party to conduct its business in the ordinary course. Additionally, the Indemnifying Party may not assume or maintain control of the defense of any claim unless it first acknowledges in writing to the Indemnified Party that the claim is within the scope of its indemnity obligations hereunder. Except with the prior consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a general release from all liability with respect to such claim or litigation.  If the Indemnified Party has been advised in writing by counsel that it may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, then the Indemnified Party shall be entitled, at the Indemnifying Party’s cost and expense, to separate counsel of its own choosing (but no more than one such separate counsel).  If the Indemnifying Party does not accept the defense of any matter as above provided within 30 days after receipt of the notice from the Indemnified Party described above (or any shorter period required to avoid material prejudice with respect to the defense of such matter), the Indemnified Party shall have the full right to defend against any such claim or demand at the sole cost of the Indemnifying Party, provided that the Indemnified Party shall not settle such claim or litigation without the consent of the Indemnifying Party, such consent not to be unreasonably withheld, delayed or conditioned.  In any event, the Indemnifying Party and the Indemnified Party shall reasonably cooperate in the defense of any claim or litigation subject to this Article 10 and the records of each shall be reasonably available to the other with respect to such defense.

(b)           Payment Notice. After any final decision, judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement, in each case with respect to any third party claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall pay or direct the Escrow Agent to pay, within ten (10) Business Days after the date of such notice, all of such remaining sums so due and owing to the Indemnified Party by wire transfer of immediately available funds to such account and in such manner as is designated in writing by the Indemnified Party.

(c)           Non-Third Party Claims.  With respect to any claim for indemnification hereunder which does not involve a third party claim, the Indemnified Party will give the Indemnifying Party written notice of such claim.  The Indemnifying Party may acknowledge and agree by notice to the Indemnified Party in writing to satisfy such claim within 30 days after receipt of notice of such claim from the Indemnified Party.  If the Indemnifying Party shall dispute such claim, the Indemnifying Party shall provide written notice of such dispute to the Indemnified Party within such 30-day period, setting forth in reasonable detail the basis of such dispute.  Upon receipt of notice of any such dispute, the Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to resolve such dispute within 30 days after the date such notice of dispute is received.  If the Indemnifying Party shall fail to provide written notice to the Indemnified Party within 30 days after receipt of notice from the Indemnified Party that the Indemnifying Party either acknowledges and agrees to pay such claim or disputes such claim, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay such claim in full and to have waived any right to dispute such claim.  Once (i) the Indemnifying Party has acknowledged and agreed to pay any claim pursuant to this Section 10.4, (ii) any dispute under this Section 10.4 has been resolved in favor of indemnification by mutual agreement of the Indemnifying Party and the Indemnified Party, or (iii) any dispute under this Section 10.4 has been finally resolved in favor of indemnification by order of a court of competent jurisdiction or other tribunal having jurisdiction over such dispute, then the Indemnifying Party shall pay or direct the Escrow Agent to pay, by wire transfer of immediately available funds, within 10 Business Days after the date of acknowledgement by the Indemnifying Party, the amount of such claim to the Indemnified Party to such account and in such manner as is designated in writing by the Indemnified Party.

10.5           Exclusive Remedy.  Absent fraud or intentional misrepresentation, and subject to Sections 7.10(d) and 12.10, the indemnifications provided for in this Article 10 shall be the sole and exclusive remedies available to any Person against any other Person for any claims under or based upon this Agreement.

10.6           Subrogation and Contribution.  Upon making an indemnity payment pursuant to this Agreement, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the damages to which the payment related.  Without limiting the generality of any other provision hereof, each such Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights. The Seller Parties shall have no right of contribution or other recourse against the Company or its directors, managers, officers, employees, Affiliates, agents, attorneys, representatives, assigns or successors for any claims asserted by Indemnified Parties, it being acknowledged and agreed that the representations, warranties, covenants and agreements of the Company are solely for the benefit of the Buyer Parties.

10.7           Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for all income Tax purposes.

10.8           Limitations.

(a)           Notwithstanding anything herein to the contrary, no Person shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such Person has been indemnified or reimbursed for such amount under any other provision of this Agreement, the Exhibits or Disclosure Schedules attached hereto, or any document executed in connection with this Agreement or otherwise.  Each Indemnified Party shall (and shall cause its Affiliates) to use such efforts to mitigate Losses for which indemnification is provided under this Article 10 as may be required under applicable Law.

(b)           For purposes of calculating Losses hereunder (but not for purposes of determining the existence of any misrepresentation or inaccuracy or breach of any representation, warranty or covenant), any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.

(c)           The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement shall not be affected by any right to conduct an investigation (or any exercise thereof), whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

10.9           Set-Off. The Seller and the Seller Parties hereby expressly acknowledge and agree that the Buyer shall have the right, but not the obligation, at its election, to fully and completely offset against any Earn-Out Payments that may be or become due to the Seller Parties (i) any and all Losses finally determined to be owed by the Seller, the Seller Parties, or any Seller Party to the Buyer Parties pursuant to this Article 10 and (ii) any and all amounts otherwise finally determined to be owed by the Seller, the Seller Parties, or any Seller Party to the Buyer Parties pursuant to the Transaction Documents.

10.10           Escrow Agreement.  Notwithstanding anything in this Agreement to the contrary, if any of the Buyer Parties seeks to make a claim for indemnification against any or all of the Seller Parties pursuant to Section 10.1 and/or Section 10.2, then, to the extent that Escrow has not been released to the Seller pursuant to the terms of the Escrow Agreement, the Buyer shall be required to submit such claim and any disputes with respect to such claim in accordance with the terms of the Escrow Agreement prior to any such Buyer Party seeking payment directly from the Seller(s) with respect to such claim.

ARTICLE 11
REGISTRATION

11.1           Filing and Effectiveness of Seller Registration Statement.

(a)       Within five (5) Business Days after the Closing, the Buyer shall file a registration statement on Form S-3 (or other appropriate form) covering the resale to the public by the Seller (or the Owners, as applicable) of all ARTX Shares issued pursuant to Section 2.2, or such portion as permitted by SEC Guidance (the “Seller Registration Statement”), with the SEC; provided, however, that in the event any portion of such ARTX Shares issued pursuant to Section 2.2 are not registered for resale pursuant to the Seller Registration Statement as a result of restrictions contained in SEC Guidance, such ARTX Shares shall promptly be registered for resale by the Buyer as soon as is reasonably possible when permitted in accordance with applicable SEC Guidance. The Buyer shall use its commercially reasonable efforts to cause the Seller Registration Statement to be declared effective by the SEC as soon as practicable; provided that the Buyer shall not be required to make any filing with the SEC (exclusive of the Seller Registration Statement) prior to the date that such filing otherwise would be due.  The Buyer shall cause the Seller Registration Statement to be declared effective (the “Effective Date”) within five (5) Business Days after the SEC shall have informed the Company that no review of the Seller Registration Statement will be made or that the SEC has no further comments on the Seller Registration Statement; provided that in no event shall the Buyer be obligated to request acceleration of the effectiveness of the Registration Statement prior to the filing of the requisite pro forma financial statements with the SEC pursuant to Regulation S-X of the Securities Act. The Buyer shall cause the Seller Registration Statement to remain effective until the earlier of (i) the first anniversary of the Effective Date (to be extended for each day of a Registration Suspension (as defined below)), (ii) the date that all of the ARTX Shares covered by the Seller Registration Statement have been sold pursuant thereto or pursuant to Rule 144 promulgated under the Securities Act or (iii) the ARTX Shares may be sold without limitations as to amount or manner of sale pursuant to Rule 144 promulgated under the Securities Act.  The Buyer shall pay the expenses incurred by it in complying with its obligations under this Article 11, including all preparation, filing fees, costs and expenses, all exchange listing fees, all fees, costs and expenses of counsel for the Buyer, accountants for the Buyer and other advisors or persons retained by the Buyer in connection with the filing of the Seller Registration Statement, but excluding (i) any brokerage fees, selling commissions or underwriting discounts incurred by the Seller (or the Owners, as applicable) in connection with sales under the Seller Registration Statement and (ii) the fees and expenses of any counsel retained by the Seller (or the Owners, as applicable).

(b)       The Buyer may, by written notice to the Seller Party Representative, (i) delay the filing or effectiveness of the Seller Registration Statement, or (ii) suspend the Seller Registration Statement after it has been declared effective by the SEC and require that the Seller (or the Owners, as applicable) immediately cease sales of the ARTX Shares pursuant to the Seller Registration Statement (a “Registration Suspension”), in each case only if an event occurs that results in the Seller Registration Statement containing an untrue statement of a material fact or omitting any fact necessary to make the statements therein not misleading.

(c)       If the Buyer delays or suspends the Seller Registration Statement or requires the Seller (or the Owners, as applicable) to cease sales of the ARTX Shares pursuant to Section 11.1(b), the Buyer shall take such actions as may be reasonably necessary to promptly file or reinstate the effectiveness of the Seller Registration Statement and/or give written notice to the Seller Party Representative authorizing the Seller (or the Owners, as applicable) to resume sales pursuant to the Seller Registration Statement.  If as a result thereof the prospectus included in the Seller Registration Statement has been amended to comply with the requirements of the Securities Act, the Buyer shall enclose such revised prospectus with the notice to the Seller (or the Owners, as applicable) given pursuant to this Section 11.1(c), and the Seller (or the Owners, as applicable) shall make no offers or sales of the ARTX Shares subject thereto pursuant to the Seller Registration Statement other than by means of such revised prospectus.  Notwithstanding the foregoing, the Buyer shall effect a Registration Suspension for more than sixty (60) days in the aggregate; provided, however, that there shall be no limit on the number of Registration Suspensions that the Buyer may cause.

11.2           Registration Procedures.

(a)       The Buyer shall notify the Seller Party Representative at any time when the prospectus included in the Seller Registration Statement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading.

(b)       In connection with the filing by Buyer of the Seller Registration Statement, the Buyer shall make available to the Seller Party Representative, on behalf of the Seller (or the Owners, as applicable), a copy (which may be in digital format) of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act.

(c)       The Buyer shall take any action reasonably required to be taken under state securities or “blue sky” laws in connection with the Seller Registration Statement and the issuance of the ARTX Shares; provided, however, that the Buyer shall not be required in connection with this Section 11.2(c) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

(d)       The Buyer shall promptly (and, in any event, within two (2) Business Days) notify the Seller Party Representative, on behalf of the Seller (or the Owners, as applicable), when the Seller Registration Statement has become effective and anytime when resales must cease or may be resumed.

(e)       The Buyer shall prepare and file with the SEC such amendments and supplements to such Seller Registration Statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act, and shall promptly notify the Seller Party Representative accordingly.

(f)       If the Buyer has delivered a preliminary or final prospectus to the Seller Party Representative on behalf of the Seller (or the Owners, as applicable), and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, the Buyer shall promptly notify the Seller Party Representative, on behalf of the Seller (or the Owners, as applicable), and, if requested by the Buyer, the Seller (or the Owners, as applicable) shall immediately cease making offers or sales of shares representing the ARTX Shares under the Seller Registration Statement and return the prospectus to the Buyer.  The Buyer shall promptly provide the Seller Party Representative, on behalf of the Seller (or the Owners, as applicable), with revised or supplemented prospectus and, following receipt of the revised or supplemented prospectus, the Seller (or the Owners, as applicable) shall be free to resume making offers and sales under the Seller Registration Statement. Any period of time after such request and prior to such receipt shall be deemed a Registration Suspension.

(g)       The Buyer shall cause all ARTX Shares issued to the Seller (or the Owners, as applicable) to be listed on each securities exchange on which similar securities issued by Buyer are then listed.

(h)       If necessary, the Buyer shall provide a transfer agent, registrar and CUSIP number for the ARTX Shares, in each case not later than the Effective Date.

(i)       The Buyer shall advise the Seller Party Representative, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of the Seller Registration Statement.

 (j)       (1)           The Buyer shall indemnify and hold harmless the Seller (or each Owner, as applicable) and each Person who controls any of the foregoing within the meaning of Section 15 of the Securities Act, against all Losses to which any of the foregoing Persons become subject under the Securities Act, the Securities and Exchange Act of 1934, as amended, or other federal or state law insofar as such Losses arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Seller Registration Statement or any related prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading (and shall reimburse such Persons for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such Losses), except insofar as the same arise out of or are based upon (i) any information furnished in writing to the Buyer by any Seller Party expressly for use therein, (ii) the sale of the ARTX Shares after the Seller Party Representative has been notified in writing or via email of a potential material misstatement or omission in the Seller Registration Statement or any related prospectus and prior to the Buyer’s amendment or supplement of the Seller Registration Statement or such prospectus (or the Buyer’s confirmation there is no such material misstatement or omission) or (iii) by the Seller’s (or any Owner’s, as applicable) failure to deliver a copy of the Seller Registration Statement or any related prospectus or any amendments or supplements thereto after the Buyer has made available to the Seller Party Representative the same prior to any written confirmation of the sale of the ARTX Shares.

(2)           The Seller and the Owners, jointly and severally, shall indemnify and hold harmless the Buyer and each Person who controls any of the foregoing within the meaning of Section 15 of the Securities Act, against all Losses to which any of the foregoing Persons become subject under the Securities Act, the Securities and Exchange Act of 1934, as amended, or other federal or state law insofar as such Losses arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Seller Registration Statement or any related prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon and in conformity with any information concerning the Seller (or the Owners) furnished in writing to the Buyer by any Seller Party specifically for use in the preparation of such document. (and shall reimburse such Persons for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such Losses), (ii) the sale of the ARTX Shares after the Seller Party Representative has been notified in writing or via email of a potential material misstatement or omission in the Seller Registration Statement or any related prospectus and prior to the Buyer’s amendment or supplement of the Seller Registration Statement or such prospectus (or the Buyer’s confirmation there is no such material misstatement or omission) and (iii) by the Seller’s (or any Owner’s, as applicable) failure to deliver a copy of the Seller Registration Statement or any related prospectus or any amendments or supplements thereto after the Buyer has made available to the Seller Party Representative the same prior to any written confirmation of the sale of the ARTX Shares.

(3)           The procedures governing the indemnification provided for by this Section 11.2 shall be in accordance with the procedures and other terms and conditions set forth in Section 10.4 hereof.

11.3           Requirements of Seller. The Buyer shall not be required to include ARTX Shares held by the Seller (or an Owner, as applicable) in the Seller Registration Statement unless the Seller (or the Owners, as applicable) owning such ARTX Shares shall have delivered to the Buyer not later than the Closing Date (or, if such shares are required hereunder to be issued by the Buyer upon any other date, such other date), in writing such information regarding such Seller Party and the proposed sale of the ARTX Shares by such Seller Party as the Buyer may reasonably request and as is customarily required in connection with the Seller Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities (the “Selling Stockholder Questionnaire”).

11.4           Performance Earn-Out.  In the event that any ARTX Shares are issued pursuant to Section 2.4 in connection with any Performance Earn-Out, within ten (10) Business Days after the date of such issuance (the “Earn-Out Share Issue Date”), the Buyer shall file a registration statement on Form S-3 (or other appropriate form or amendment thereto) covering the resale to the public by the Seller (or the Owners, as applicable) of all such ARTX Shares (the “Performance Earn-Out Registration Statement”) with the SEC; provided, however, if the Buyer is prohibited from filing such Performance Earn-Out Registration Statement pursuant to the rules and regulations of the SEC as a result of the Buyer’s obligation to first file an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q, then such ten (10) Business Day period shall be extended and such Performance Earn-Out Registration Statement shall be filed within five (5) Business Days after the filing of such Annual Report on Form 10-K or a Quarterly Report on Form 10-Q with the SEC.  The parties hereto agree that the provisions of Article 11 (other than the first sentence of Section 11.1(a)) shall apply with regard to any Performance Earn-Out Registration Statement in the same manner as such provisions apply with regard to the Seller Registration Statement.

ARTICLE 12

GENERAL PROVISIONS

12.1          Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) or commercial overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Buyer or to the Company (post-Closing):

Arotech Corporation
1229 Oak Valley Drive
Ann Arbor, Michigan 48108
Attn:           Thomas J. Paup, Senior Vice President and CFO
Fax:           (734) 761-5368
Email:                      tpaup@arotechusa.com

with a copy to:

Arotech Corporation/Epsilor-Electric Fuel Ltd.
One HaSolela Street
Beit Shemesh 99054, Israel
Attn:           Yaakov Har-Oz, Esq., Senior Vice President and General Counsel
Fax:           011-972-2-990-6688
Email:           yaakovh@arotech.com

and to:

Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, New York 10020
Attn: Steven M. Skolnick
Fax: (973) 597-2477
Email:           sskolnick@lowenstein.com

If to the Company (pre-Closing):

UEC Electronics, LLC
5914 Howard Street
Hanahan, SC  29410
Attn:  Philip J. Ufkes, Chief Operating Officer
Email:           pju@uec-electronics.com

with a copy to:

Venable LLP
8010 Towers Crescent Drive, Suite 300
Tysons Corner, VA  22182
Attn:  Joseph C. Schmelter
Fax:  (703) 821-8949
Email:           jcschmelter@venable.com

If to any of the Seller Parties, the Seller Party Representative or (after the Closing) the Company:

Philip J. Ufkes
3024 Jasper Boulevard
Sullivans Island, SC 29482
Email:           Baron2PG@gmail.com

with a copy to:

Venable LLP
8010 Towers Crescent Drive, Suite 300
Vienna, VA  22182
Attn:  Joseph C. Schmelter
Fax:  (703) 821-8949
Email:           jcschmelter@venable.com

Copies of all notices must be sent by email to the addresses set forth above.

12.2           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

12.3           Entire Agreement; Assignment; Failure of Certain Conditions.  This Agreement, including the Exhibits and Disclosure Schedules thereto, together with the Confidentiality Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  This Agreement shall not be assigned by any party hereto, by operation of Law or otherwise, without the express written consent of each of the parties hereto, and any attempted assignment which does not comply with the provisions of this Section 12.3 shall be null and void; provided, however, that the Buyer may assign this Agreement and any or all rights or obligations hereunder (including the Buyer’s rights to purchase the Interests and the Buyer’s rights to seek indemnification hereunder) to any Affiliate of the Buyer, in which case the Buyer shall remain responsible for the purposes of conferring the benefits, and performing the obligations required of the Buyer hereunder and assigned by the Buyer, and the Buyer shall additionally be permitted to make collateral assignments to financing sources; and provided, further, so long as the Owners are accredited investors, that the Seller may assign to the Owners, in proportion to their ownership of the membership interests of the Seller as of the Closing Date, the Seller’s right to receive ARTX Shares otherwise issuable to the Seller pursuant either to Section 2.2 or Section 2.4. Upon any such permitted assignment by the Buyer, the references in this Agreement to the Buyer shall also apply to any such assignee unless the context otherwise requires.

12.4           Parties in Interest; Successors and Assigns.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective permitted successors and assigns, and, except for the rights of the Indemnified Parties pursuant to Article 10, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

12.5           Legal Counsel.  Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel.  Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement.

12.6           Governing Law; Submission to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to parties residing in the State of Delaware, without regard to applicable principles of conflicts of law.  Each of the parties irrevocably consents to the exclusive jurisdiction and venue of any United States District Court located in the State of Delaware or, if such court does not have jurisdiction, any Delaware state court, in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby and agrees that process may be served upon it in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

12.7           Headings.   The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

12.8           Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The Parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures or via electronic mail with original copies to follow by mail or courier service.

12.9           WAIVER OF TRIAL BY JURY.

  THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR RISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY IN CONNECTION WITH SUCH AGREEMENTS.

12.10           Specific Performance.  The parties acknowledge and agree that a breach of this Agreement may cause irreparable damage to the non-breaching party and that such party may not have an adequate remedy at law. Therefore, the obligations of the parties under this Agreement, including the Seller’s obligation to sell the Interests to the Buyer, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

12.11           Time.  Time is of the essence in each and every provision of this Agreement.

[Signature Page follows]

IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed as of the date first above written.

AROTECH CORPORATION

/s/ Yaakov Har-Oz
Name: Yaakov Har-Oz
Title: Senior Vice President and General Counsel

UEC ELECTRONICS, LLC

/s/ Rebecca Ufkes
Name: Rebecca Ufkes
Title: President

UFKES HOLDINGS, LLC

/s/ Phillip Ufkes
Name: Phillip Ufkes
Title: President

ADDITIONAL SELLER PARTIES

/s/ Rebecca Ufkes
Rebecca Ufkes

/s/ Phillip Ufkes
Phillip Ufkes

Philip J. Ufkes 2012 Grantor Retained Annuity Trust
/s/ Phillip Ufkes
Name: Phillip Ufkes
Title: Trustee

SELLER PARTY REPRESENTATIVE

/s/ Phillip Ufkes
Phillip Ufkes

[Signature page to Membership Interest Purchase Agreement]